UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The Procter & Gamble Company

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Letter from our Chairman, President and CEO

August 26, 2022

Fellow Procter & Gamble Shareholders:

I want to begin by thanking you for your continued investment and confidence in and engagement with P&G. This past fiscal year was another very strong one, as our integrated strategy continued to yield strong results in an incredibly difficult operating environment. I invite you to read more about these results, and the outstanding work of P&G’s employees, in our 2022 Annual Report.

With the active engagement and oversight of our Board of Directors, we are focused on delighting consumers, customers, and you, our shareholders, through five strategic and integrated choices:

●	a portfolio of daily-use products in categories where performance drives brand choice;
●	superiority across product, package, brand communication, retail execution, and value;
●	productivity in everything we do;
●	constructive disruption across the value chain; and
●	an agile, accountable, and empowered organization.

These are not independent strategic choices. They reinforce and build on each other, and we continue to work to strengthen our execution of each.

In support of that work, we have identified four areas of focus going forward: strengthening our supply chain, driving environmental sustainability to delight consumers, increasing digital acumen, and providing a superior employee value equation. These focus areas are not new, nor are they separate from our strategy. They are necessary elements of focus in delivering long-term value.

Our Directors continue to provide guidance on and oversight of our efforts, sharing strategic counsel and practical expertise informed by their diverse skills, experiences, and backgrounds. I hope you will take the opportunity to read further in this proxy statement about their important role in our collective work.

As we look forward, we recognize we serve an increasing number of constituents—consumers, customers, employees, society, and shareholders. Here, we must be balanced in our approach. This work will not be easy, but it is necessary, and doing it well will help us thrive.

As I have shared with P&G’s employees around the globe, it is a tremendous honor to lead this Company and to serve as Chairman of your Board. My confidence in P&G’s future is rooted in my confidence in our people. Together, we are stepping forward into the challenges we face, not back, and redoubling our commitment to sustained excellence in everything we do—serving consumers, serving customers, and delivering for shareholders.

Jon R. Moeller

Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 26, 2022

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders. The meeting will take place on Tuesday, October 11, 2022, at 12:00 p.m. Eastern Time. The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/PG2022. At the meeting, our shareholders will be asked to:

☑	Elect the 11 Director nominees listed in the accompanying proxy statement;
☑	Ratify the appointment of the independent registered public accounting firm;
☑	Approve, on an advisory basis, the Company’s executive compensation (the “Say on Pay” vote); and
☑	Transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on August 12, 2022 (the “record date”) are entitled to vote at the annual meeting and any postponement or adjournment thereof. Please see pages 76-80 for additional information regarding accessing the meeting and how to vote your shares. You do not need to attend the virtual meeting in order to vote your shares.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to join the annual meeting. You can vote by internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

We appreciate your continued confidence in our Company and look forward to your joining us virtually on October 11, 2022.

Susan Street Whaley Chief Legal Officer and Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET IN ADVANCE Visit www.proxyvote.com.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.
BY TELEPHONE Call the telephone number on your proxy card, voting instruction form, or notice.	AT THE MEETING Attend the annual meeting virtually. See page 78 for additional details on how to attend.

The Company’s principal executive offices are located at 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202. These proxy materials are first being made available to our shareholders on August 26, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 11, 2022: This Notice of Annual Meeting, the Proxy Statement, and the 2022 Annual Report are available at www.proxyvote.com.

Forward-Looking Statements

Certain statements in this proxy statement, including estimates, projections, objectives and expected results and including statements relating to our environmental sustainability, equality and inclusion, and other ESG targets, estimates, projections, goals, commitments, and expected results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions. Forward-looking statements are based on current assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A—Risk Factors of the Form 10-K included in our 2022 Annual Report. Such forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise publicly any forward-looking statements, except as required by law.

PROXY SUMMARY

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting.

Voting Matters and Board Recommendations

	Voting Matter	Vote Standard	Board Vote Recommendation	See Page
Item 1	Election of Directors	Majority of votes cast	FOR EACH NOMINEE	2
Item 2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	74
Item 3	Advisory Vote on Executive Compensation	Majority of votes cast	FOR	75

Our Director Nominees’ Combined Skills, Experiences, and Backgrounds

P&G is a diverse consumer products company that operates in a dynamic, complex, and competitive environment in markets around the globe. Our leaders, including our Directors, must consistently bring to bear the practical wisdom and seasoned judgment gained from significant leadership skill and experience, while remaining agile and adept at overseeing emerging risks and business challenges. The Company’s Director nominees bring a variety of these skills and experiences to the Board and represent a diversity of backgrounds, including with respect to age, gender, global background, race, and specialized experience. Further, the Board’s balanced tenure reflects its goal to achieve a blend of new and experienced Directors.

Marketing	Consumer Industry/Retail	Global	Corporate Governance

Leadership, Strategy, and Risk Management	Digital, Technology, and Innovation	Finance	Government/Regulatory

Average Age	Gender	Race/Ethnicity	Independence	Average Tenure	Refreshment
60 years	45%	45%	10/11	~5 years	45%
	5/11 are women	5/11 are racially/ethnically diverse	are independent		5/11 added in the last 2 years

2022 Proxy Statement i

PROXY SUMMARY

Our Director Nominees

You are being asked to vote on the election of the 11 Directors listed below. Additional information about each nominee’s background and experience can be found beginning on page 2. All of the Directors are independent, with the exception of Mr. Moeller, who is an employee of the Company.

Name	Position	Age	Board Tenure	Committee Memberships

B. Marc Allen	Chief Strategy Officer and Senior Vice President of Strategy and Corporate Development at The Boeing Company	49	1 year	Audit I&T

Angela F. Braly	Former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (now known as Elevance Health)	61	12 years	Audit G&PR (Chair)

Amy L. Chang	Former Executive Vice President and Executive Advisor at Cisco Systems, Inc.; Founder and Former Chief Executive Officer of Accompany, Inc.	45	5 years	G&PR I&T

Joseph Jimenez (Lead Director)	Co-Founder and Managing Director of Aditum Bio; Former Chief Executive Officer of Novartis AG	62	4 years	C&LD I&T

Christopher Kempczinski	President and Chief Executive Officer of McDonald’s Corporation	53	1 year	Audit C&LD

Debra L. Lee	Chair of Leading Women Defined Foundation; Former Chairman and Chief Executive Officer of BET Networks	68	2 years	C&LD G&PR

Terry J. Lundgren	Former Operating Partner of Long-Term Private Capital, a BlackRock fund; Former Executive Chairman, Chairman of the Board and CEO of Macy’s, Inc.	70	9 years	C&LD (Chair) I&T

Christine M. McCarthy	Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company	67	3 years	Audit C&LD

Jon R. Moeller	Chairman of the Board, President and Chief Executive Officer of the Company	58	1 year	None†

Rajesh Subramaniam	President and Chief Executive Officer of FedEx Corporation	56	-	§

Patricia A. Woertz	Former Chairman and Chief Executive Officer of Archer Daniels Midland Company	69	14 years	Audit (Chair) G&PR

† Not on any Committees because the Committees are all comprised of independent Directors.

C&LD	Compensation & Leadership Development
G&PR	Governance & Public Responsibility
I&T	Innovation & Technology
§	The Board will determine Mr. Subramaniam’s Committee assignments upon his election.

ii The Procter & Gamble Company

PROXY SUMMARY

Corporate Governance Highlights

BOARD STRUCTURE & COMPOSITION

●  10 of 11 Directors, and all Board Committee members, are independent

●  Annual assessment and determination of optimal Board leadership structure

●  Active and engaged Lead Director has significant role, strong autonomy, and meaningful governance duties

●  Executive sessions of the independent Directors at every regular meeting of the Board, without management present

●  Balance of new and experienced Directors. More than half of incumbent Director nominees have tenures of 5 years or less, and average tenure is about 5 years

●  8 of 11 Directors are women and/or ethnically diverse

●  Annual Board and Committee self-assessments, with one-on-one reviews with individual Directors to ensure thoughtful, candid feedback

●  Annual independent Director evaluation of Chairman and CEO and continuous Director feedback

●  Incumbent Directors attended about 98% of Board and Committee meetings combined in FY 2021-22

BOARD OPERATIONS & OVERSIGHT

●  Full Board oversees the development and execution of the Company’s strategic plans

●  Committee core areas of focus include financial integrity and legal compliance (Audit), corporate governance (G&PR), compensation and succession planning (C&LD), and innovation strategy (I&T)

●  Annual Board discussion of key significant risks identified in the Company’s enterprise risk management process (described further on page 20)

●  Board oversight and ongoing engagement with senior executives on key ESG matters, including cybersecurity (Audit), organizational diversity and gender pay equity (C&LD), and community impact, environmental sustainability, and responsible sourcing practices (G&PR)

●  Directors participate in focused sessions on emerging topics, such as a recent cybersecurity tabletop exercise

●  Directors have significant interaction with senior business leaders and access to other employees as desired

●  Directors have ability to hire outside experts and consultants and to conduct independent investigations

SHAREHOLDER RIGHTS & ENGAGEMENT
● Proxy access for Director nominees, available to a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common stock for at least 3 years	● Ongoing shareholder engagement (described further on page 11) ● Shareholder ability to contact Directors (as described on page 24)	● All Directors elected annually ● Simple majority voting standard for all uncontested Director elections ● Shareholder right to call special meetings
GOVERNANCE BEST PRACTICES

●  Clawback policy permits the Company to recoup certain compensation payments in the event of a significant restatement of financial results for any reason

●  Insider Trading Policy prohibits Directors, senior executives, and other designated employees from engaging in any pledging, short sales, or hedging investments involving Company stock (as described on page 22)

●  CEO, senior executives, and Directors required to own shares or RSUs at multiples of their salaries or annual retainer

●  Retirement age and term limit for Directors

●  Ongoing Board assessment and refreshment led by the G&PR Committee

●  Policies consistent with the Investor Stewardship Group’s Corporate Governance Principles

●  Signatory to Commonsense Corporate Governance Principles 2.0

●  Board policy limits Director membership on other public company boards

2022 Proxy Statement iii

PROXY SUMMARY

P&G’s Integrated Growth Strategy

The Board continues to provide guidance and counsel on our integrated and mutually reinforcing strategies, which are the foundation for long-term, balanced growth and value creation.

We are focused on delighting consumers, customers, society, and shareholders through five strategic and integrated choices: a portfolio of daily-use products in categories where performance drives brand choice; superiority across product, package, brand communication, retail execution, and value; productivity in everything we do; constructive disruption across the value chain; and an agile, accountable, and empowered organization.

1. A Portfolio of Superior, Daily-Use Products

P&G has a focused portfolio of daily-use products—many providing cleaning, health, and hygiene benefits—in 10 categories where performance drives brand choice: Fabric Care, Home Care, Baby Care, Feminine Care, Family Care, Hair Care, Skin & Personal Care, Oral Care, Personal Health Care, and Grooming. We know how to win in these categories by delivering irresistibly superior propositions to our consumers and retail partners across product performance, packaging, brand communication, and value.

2. Superiority to Win with Consumers

We continue to raise the bar on all aspects of superiority—product, package, brand communication, retail execution, and value – in all price tiers where we compete. We are leveraging this superiority to grow markets, and P&G’s share in them, as a way to sustainably build the business. The ability to create new business is powerful with our retail partners as we work to jointly create value. We are committed to keep investing to strengthen the superiority of our brands across innovation, supply chains, and brand equity to deliver superior value for consumers in every price tier in which we compete.

3. Ongoing Productivity

The strategic need for investment to strengthen the long-term health and competitiveness of our brands, the short-term need to manage through significant cost increases, and the ongoing need to drive balanced top- and

iv The Procter & Gamble Company

PROXY SUMMARY

bottom-line growth, including margin expansion, underscore the importance of productivity. We have developed a strong productivity muscle over the last decade. Productivity is part of our DNA now, which will help us address some of the challenges we face. We remain fully committed to productivity as a core driver of balanced top- and bottom-line growth and strong cash generation.

4. A Constructive Disruption Mindset

Success in our highly competitive industry also requires agility that comes with a mindset of constructive disruption, a willingness to change, adapt, and create new trends and technologies that will shape our industry for the future. A mindset of constructive disruption is even more important in this challenging environment. Importantly, we apply this mindset not only to our product innovation but also to our broader brand building approach, launching products that address changing consumer habits, reinventing how we buy and measure media to improve cost and efficiency, and using data and analytics to drive greater precision and effectiveness in our advertising.

5. An Empowered, Agile, and Accountable Organization

We strive for an empowered, agile, and accountable organization with little overlap or redundancy—flowing to new demands and seamlessly supporting each other, through a culture of equality and inclusion, to deliver against our priorities around the world. P&G is organized around five industry-based Sector Business Units (SBUs). These five sectors manage our 10 product categories, with full sales, profit, cash, and value creation responsibility for our largest and most profitable markets – called Focus Markets. Enterprise Markets, which represent the rest of the world, are a separate unit with sales, profit, and value creation responsibility. This structure, and its resulting organizational speed and focus, has allowed us to manage through the challenges and headwinds we are experiencing. We continue to believe that this structure – with the SBUs squarely concentrated on Focus Markets while Enterprise Markets are run as a separate operating unit – is the best way to navigate successfully through the increasingly dynamic world in which we live.

Strengthening Our Strategy

One of the most important things about our strategy is that it is inherently dynamic, not static. It requires being responsive to changing consumer needs and habits. It demands we serve evolving customer needs in rapidly transforming channels. Going forward, we have identified four areas of focus:

●	Supply. We are working to improve our supply chain capacity, agility, cost efficiency, and resilience for a new reality and a new age.

●

Environmental Sustainability. We are integrating sustainability into our product, packaging, and supply chain innovation work to develop superior offerings that allow consumers to reduce their footprint without tradeoffs in product performance.

●	Digital Acumen. We are increasing our skill set and toolkit to drive consumer and customer preference, reduce cost, and enable rapid and efficient decision making.

●

Superior Employee Value Equation. We are creating a superior value equation for all gender identities, races, ethnicities, sexual orientations, ages, and abilities – for all roles – to continue to attract, retain, and develop the best talent.

2022 Proxy Statement v

PROXY SUMMARY

These are not new or separate strategies. They are necessary elements of focus in continuing to build superiority, in reducing cost to enable investment and value creation, and in strengthening our organization. They are part of the constructive disruption we must continue to lead.

Serving Our Stakeholders

Ultimately, in the ever more complex world in which we operate, we must endeavor to balance the needs of an increasing number of stakeholders—consumers, customers, employees, society, and shareholders. Serving the needs of each of these constituents in a balanced way will not be easy, but we aim to do so and to thrive, by rooting our work in our integrated growth strategy. We are committed to these strategies and guided by our Purpose, Values, and Principles as we continue to step forward, not back, into the challenges of the changing world around us. We are doing this in our interest, in society’s interest, and in the interest of our long-term shareholders.

ESG: Active Board Oversight, Ongoing Stakeholder Engagement, and a Continuing Commitment to Transparency

We serve shareholders and investors and, in doing so, serve consumers, employees, business partners, suppliers, communities, governments, and the broader world around us. Much of this work falls under the scope of our Environmental, Social, and Governance (ESG) efforts, which are integrated into our business and strategy. Below are some highlights of our Board’s active involvement in our ESG work, our engagement with stakeholders throughout the year, and the ways we have continued our commitment to transparency.

Active Board Oversight of ESG

The Board and its Committees are actively engaged in our environmental and social efforts, in addition to their critical governance oversight role. This year, the G&PR Committee reviewed the Board’s and Committees’ coverage of significant ESG topics to ensure appropriate Board awareness of external developments and oversight of Company efforts regarding these important matters. We describe in more detail on pages 15-18 the specific aspects of ESG that our Committees oversee. Highlights of Board and Committee engagement this year include:

Board of Directors

●  Reviewed the Company’s ESG strategy and key risks and opportunities related to ESG focus areas

●  Discussed the Company’s strategy and progress in sustainable packaging innovation

●  Engaged on the Company’s publication of its Climate Transition Action Plan

Reviewed new and proposed ESG disclosure and diligence requirements, including the Company’s plans for reporting compliance

Discussed the Company’s progress on gender and U.S. multicultural representation at various levels, reviewing the programs in place to continue advancement

Examined and discussed the Company’s sourcing strategy for forestry-related commodities and ongoing responsible sourcing priorities

Reviewed Company efforts to deliver irresistible superiority while providing environmentally conscious and socially responsible products

vi The Procter & Gamble Company

PROXY SUMMARY

In their oversight role, Directors ask questions, examine our thinking, provide strategic input, and give guidance informed by their diverse skills, experiences, and backgrounds. The Board’s engagement helps ensure that P&G’s efforts in these areas remain closely linked to our broader Company strategy in a way that serves the Company’s goal of balanced, long-term growth and value creation for its shareholders.

Ongoing Stakeholder Engagement

This year, we spoke with many of our shareholders, including most of our top 20 institutional holders, on matters of importance to them. In our conversations, they shared feedback on our efforts, impact, and disclosures across several aspects of ESG. We also continued to respond to inquiries received from other shareholders and stakeholders, sharing our work and approach and inviting further input. Below are some of the key themes we heard and related Company actions:

Key Themes

●  Importance of Board engagement in and oversight of ESG risks and opportunities

●  Desire for ongoing transparency around the Company’s climate and forestry efforts

●  Significance of Board diversity, both in skills and experience and in background and related characteristics

Key Actions

●  G&PR Committee reviewed the Board’s and Committees’ coverage of significant ESG topics, and the Company expanded disclosure of this oversight, including in this proxy statement

●  Announced our 2040 net zero ambition and published our Climate Transition Action Plan, which describes the Company’s ongoing efforts toward reducing greenhouse gas emissions across scopes 1 and 2 and elements of scope 3

●  In July 2022, published an updated Forestry Practices Report, which summarizes key forestry commitments and new actions taken during this past fiscal year

●  Announced a new Strategy Toward a Water Positive Future, including a global portfolio of water restoration projects and two new 2030 goals to address water scarcity

●  Engaged in ongoing Board refreshment and recruitment efforts, with a focus on candidates who bring unique skills and perspectives, in addition to their broad leadership and business expertise

●  Included an ESG Factor for senior executives in the STAR award program, as described further on page 35.

Continuing Commitment to Meaningful Transparency

Meaningful transparency is an important aspect of serving our investors and stakeholders. In response to stakeholder feedback and to help strengthen our broader efforts, we again enhanced and expanded our ESG-related disclosures this year:

●	Expanded and updated our ESG Portal on www.pginvestor.com/esg, simplifying navigation and providing even easier access to data and reporting across topics like climate, forestry, packaging, water, diversity, and governance.

●	Published our Climate Transition Action Plan, which includes a long-term objective of net zero emissions for scopes 1 and 2 and elements of scope 3 and includes interim goals to help us pace our progress.
●	Responded to the CDP-Forestry survey for wood pulp and palm oil, receiving A- and B scores respectively.

●	Published on our ESG Portal an expanded overview of P&G’s Approach to Tax, discussing the Company’s global tax contribution, operations, and core tax principles.

●	In July 2022, published an updated Forestry Practices Report, underscoring the Company’s commitment to continually refreshing and strengthening our responsible forestry practices.

We will continue to engage with our many stakeholders as we look for opportunities to serve consumers and our communities, in the interests of our long-term shareholders and our many other stakeholders.

2022 Proxy Statement vii

PROXY SUMMARY

 Key Elements of FY 2021-22 Executive Compensation Program

We Received Strong Shareholder Support with 91.09% Say on Pay Support at the 2021 Annual Meeting. This vote is a positive endorsement of the Company’s executive compensation practices and decisions.

We Emphasize Pay for Performance. On average, 88% of the four main components of NEO compensation (Salary, Short-Term Achievement Reward (“STAR”), Long-Term Incentive Program (“LTIP”), and Performance Stock Program (“PSP”)) was performance-based. Of this, 74% was tied to long-term performance.

Consistent with our design principles, performance-based programs pay out at 100% when target goals are achieved. Payouts below 100% occur when target goals are not achieved, and payouts above 100% are possible when target goals are exceeded.

Payouts under these programs are based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the cornerstone of our compensation programs.

We Pay Competitively. The C&LD Committee structures executive compensation to be competitive with the targets for comparable positions at companies considered to be our peers, as described on pages 45-46.

We Focus on Long-Term Success. The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to Company performance: PSP and LTIP.

NEOs must meet significant share ownership and shareholding requirements. The CEO must own shares of Company stock and/or RSUs valued at a minimum of eight times salary. All other NEOs must own stock valued at four times salary.

 CEO Compensation Highlights

Salary. Mr. Moeller’s salary was established at $1,600,000 upon his promotion to CEO effective November 1, 2021.

STAR Annual Bonus Program. Mr. Moeller’s STAR target was established at 200% of salary and prorated to 180%, reflecting his mid-year election to CEO. His STAR payout was $3,955,968, which is approximately 137% of target.

Long-Term Incentive Programs. The C&LD Committee approved a long-term incentive award of $11,200,000 for Mr. Moeller. One half of the award value was delivered in the PSP. The remaining half is in the LTIP grant, which the C&LD Committee determined would be delivered as 60% stock options and 40% RSUs for fiscal 2021-22.

 ESG and Incentive Compensation

To reinforce our key commitments to ESG initiatives, the C&LD Committee elected at its August 2021 meeting to add an ESG Factor to be applied to the STAR award for senior executives beginning this fiscal year. The ESG Factor adjusts the Company Factor portion of the STAR award as a multiplier in the range of 80% to 120%, based on the assessment of the Company’s progress toward certain long-term Equality & Inclusion and Environmental Sustainability goals. For more information, see page 35.

viii The Procter & Gamble Company

GLOSSARY OF TERMS

Glossary of Terms

Commonly Used Terms in this Proxy Statement

C&LD	Compensation & Leadership Development

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CHRO	Chief Human Resources Officer

CLO	Chief Legal Officer

COO	Chief Operating Officer

EDCP	Executive Deferred Compensation Plan

EGLIP	Executive Group Life Insurance Program

EPS	Earnings Per Share

ESG	Environmental, Social, and Governance

FY	Fiscal Year

G&PR	Governance & Public Responsibility

I&T	Innovation & Technology

IRA	International Retirement Arrangement

IRP	International Retirement Plan

ISOP	International Stock Ownership Plan

LTIP	Long-Term Incentive Program

NEO	Named Executive Officer

NYSE	New York Stock Exchange

PSP	Performance Stock Program

PST	Profit Sharing Trust and Employee Stock Ownership Plan

PSU	Performance Stock Unit

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

STAR	Short-Term Achievement Reward

TSR	Total Shareholder Return

2022 Proxy Statement 1

ELECTION OF DIRECTORS

Election of Directors

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law and the Company’s Amended Articles of Incorporation, Code of Regulations, and By Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

Our Board of Directors nominated the 11 individuals listed on pages 5-10 for election at the 2022 annual meeting. All of the Director nominees, except Mr. Subramaniam, currently serve on the Board, and all but Mr. Subramaniam were elected for a one-year term at the 2021 annual meeting. The current terms of the incumbent nominees for Director will expire at the 2022 annual meeting when their successors are elected, and the Board has nominated each of these individuals and Mr. Subramaniam for a one-year term that will expire at the 2023 annual meeting when their successors are elected.

Each of the Director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Director Skills, Qualifications, and Diversity

P&G is a diverse consumer products company that operates in a dynamic, complex, and competitive environment in markets around the globe. Our leaders, including our Directors, must consistently bring to bear the practical wisdom and seasoned judgment gained from significant leadership experience, while remaining agile and adept at overseeing emerging risks and business challenges. Accordingly, our Board looks for leaders who embrace strong governance and oversight, exemplify the Company’s Purpose, Values, and Principles, and provide a breadth of experience and expertise across disciplines.

As the summary on pages 3-4 provides in additional detail, the Company’s Director nominees bring a variety of these skills and experiences to the Board and reflect an appropriate combination of qualifications to represent and further the long-term interests of the Company’s shareholders.

In addition, meaningful skills and experiences are just one aspect of diversity that the Board highly values. Our Corporate Governance Guidelines set forth the minimum qualifications for Board members and specify that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience.” Although the Board does not establish specific goals with respect to diversity or apply a strict “Rooney Rule” approach, the Board’s overall diversity is a significant consideration in the Director nomination process and a component of our direction to the independent search firm that helps us identify potential candidates. Further, as reflected in the current makeup of the Board and the diverse slate of nominees, one of our priorities in the Director nomination process is ensuring that our Board reflects the diversity of our Company and our consumers.

The G&PR Committee oversees our Director nomination process and devotes substantial time, in conjunction with the Board, to prioritizing the Board’s needs and assessing potential candidates for both the short term and for longer-term Board refreshment. The G&PR Committee also ascertains whether the Director nominees (including any properly submitted shareholder nominees) fulfill the requirements of the Corporate Governance Guidelines.

For this year’s election, the Board has nominated 11 individuals to the Board. Their collective experience covers a wide range of geographies and industries. These 11 Director nominees range in age from 45 to 70. Five of these nominees, or 45%, are women, and five are racially/ethnically diverse. Further, our Board has a good balance of experienced and new Directors, with more than half of our incumbent Director nominees having tenures of five years or less.

2 The Procter & Gamble Company

ELECTION OF DIRECTORS

Our Director Nominees’ Skills, Experience, and Background

Marketing

Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s operational results, including by helping the Company understand and anticipate evolving marketing platforms and practices.

Consumer

Industry/Retail

Directors with experience serving consumers, particularly in the areas of marketing and selling products or services, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits.

Global

Directors who have worked in global companies have experience in markets outside of the United States and bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global scope and significant international revenues.

Corporate Governance

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company. This experience supports the Company’s goals of strong Board and management accountability, transparency, and protection of shareholder interests.

Leadership, Strategy,

and Risk Management

Directors with significant leadership experience over an extended period, including as chief executive officers, provide the Company with singular insights. These individuals demonstrate a practical understanding of how large organizations operate, the importance of talent management, and the method of setting employee and executive compensation. They understand strategy, productivity, and risk management, and how these factors impact the Company’s operations and controls. Further, their own significant leadership skills and experiences enable them to help identify and develop other leaders.

Digital, Technology,
and Innovation

Directors with digital and technology experience help the Company understand the evolution of fast-paced technology, assess and respond to potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance business operations, marketing, and selling. Additionally, innovation is one of the Company’s core strengths and is critical in helping us translate our consumer understanding into new and successful products. Directors with an understanding of innovation help the Company focus its efforts in this important area and track progress against strategic goals and benchmarks.

Finance

Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role. The Company employs several financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government/Regulatory

Directors with government experience, whether as members of the government or through extensive interactions with government and government agencies, can recognize, identify, and understand the key issues the Company faces in an economy increasingly affected by the role of governments around the world. This experience is particularly helpful during current times of increased volatility and uncertainty in global politics and economics.

2022 Proxy Statement 3

ELECTION OF DIRECTORS

Each of our Director nominees brings valuable and diverse skills, experience, and background to the Board. We summarize in the table below the core competencies and attributes that each Director particularly exemplifies and that the G&PR Committee and our Board considered in nominating them. We expect all of our Directors to provide broad strategic insight and perspective across disciplines in their service on the Board.

Skills & Experience

Marketing			●	●	●	●	●			●	●

Consumer Industry/Retail		●	●	●	●	●	●	●	●

Global	●			●					●	●	●

Corporate Governance		●				●		●	●		●

Leadership, Strategy, and Risk Management	●	●	●	●	●	●	●	●	●	●	●

Digital, Technology, and Innovation			●	●	●					●

Finance	●							●	●		●

Government/ Regulatory	●	●

Background

Gender	Male	Female	Female	Male	Male	Female	Male	Female	Male	Male	Female

Race/Ethnicity	African Ancestry	White	Asian Pacific	Hispanic/ Latinx	White	African Ancestry	White	White	White	Asian Pacific	White

Age	49	61	45	62	53	68	70	67	58	56	69

4 The Procter & Gamble Company

ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each of the following Director nominees to hold office until the 2023 annual meeting of shareholders and until their successors are elected.

B. Marc Allen INDEPENDENT DIRECTOR SINCE 2021

Mr. Allen, age 49, is Chief Strategy Officer and Senior Vice President of Strategy and Corporate Development at The Boeing Company (aerospace, commercial jetliners, and military defense systems), a position he has held since October 2020. He previously served as Senior Vice President and President, Embraer Partnership and Group Operations from April 2019 to October 2020 and as Senior Vice President and President, Boeing International from February 2015 to April 2019. Prior to these roles, Mr. Allen held several other senior positions at Boeing from 2007 to 2015, including responsibility for the operational and financial performance of Boeing’s wholly-owned customer finance subsidiary as President of Boeing Capital Corporation, responsibility for the company’s business in China as Chairman and President of Boeing (China) Co., Ltd., and leadership of the company’s international legal practice group as Vice President for Global Law Affairs and Boeing International General Counsel.

Skills & Qualifications

Mr. Allen brings a wealth of insight and practical expertise to the Board, including notable Global experience gained from his leadership of significant international operations at Boeing. Further, his proven Leadership, Strategy, and Risk Management skills, developed over more than a decade of senior business and legal roles at Boeing, and most recently in his position as Chief Strategy Officer, allow Mr. Allen to provide thoughtful strategic counsel to the Company in matters as wide ranging as Financial oversight and Government/Regulatory affairs. In this regard, in addition to his tenure at Boeing, Mr. Allen draws upon his prior experience as a practicing attorney and as a law clerk for former U.S. Supreme Court Justice Anthony M. Kennedy.

Committees

●	Audit
●	Innovation & Technology

Angela F. Braly INDEPENDENT DIRECTOR SINCE 2009

Ms. Braly, age 61, is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (healthcare insurance), now known as Elevance Health. She served as Chair of the Board from 2010 to 2012 and as President and Chief Executive Officer from 2007 to 2012. She previously served as Executive Vice President, General Counsel, and Chief Public Affairs Officer of WellPoint from 2005 to 2007, and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005. Ms. Braly is also a co-founder of The Policy Circle, a nonprofit organization promoting civic engagement and public policy thought leadership among women.

Skills & Qualifications

Ms. Braly’s diverse Leadership, Strategy, and Risk Management experience at WellPoint enables her to provide valuable insight about risk management and governance matters, particularly as it pertains to the Consumer Industry/Retail sector, to the Board. Additionally, her role as General Counsel and Chief Public Affairs Officer for WellPoint, where she was responsible for the company’s government relations, public policy development, social responsibility, and corporate governance initiatives, her experience on other public company boards, and her ongoing engagement in public policy matters enable her to bring significant Corporate Governance expertise and Government/Regulatory skills to the Board. In this regard, she has been actively engaged in the Company’s efforts across environmental sustainability, responsible sourcing, and corporate citizenship.

Other Public Company Boards

●	ExxonMobil Corp. (since 2016)
●	Brookfield Asset Management, Inc. (since 2015)

●	Lowe’s Companies (2013 to 2021)

Committees

●	Governance & Public Responsibility (Chair)
●	Audit

2022 Proxy Statement 5

ELECTION OF DIRECTORS

Amy L. Chang INDEPENDENT DIRECTOR SINCE 2017

Ms. Chang, age 45, is a former Executive Vice President at Cisco Systems, Inc. (networking technology), where she served as Executive Vice President and Executive Advisor from 2020 to 2021 and as General Manager of Cisco’s Collaboration Technology Group from 2018 to 2020. She is the founder and former Chief Executive Officer of Accompany, Inc. (relationship intelligence), a position she held from 2013 to 2018. She previously held positions of increasing responsibility at Google, Inc. from 2005 to 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, she held product management and strategy positions at eBay, Inc. and served as a consultant with McKinsey & Company, specializing in semi-conductors, software, and services. In addition to her directorships below, she was a member of Target Corporation’s Digital Advisory Council from 2013 to 2016. She also serves on the executive committee for USCF Health and on the Stanford School of Engineering Dean’s Advisory Council.

Skills & Qualifications

Ms. Chang’s extensive Digital, Technology, and Innovation and Marketing experience, both as a digital startup founder and as head of product at Google Analytics, enables her to provide unique and important insights to the Board about digital industry trends, evolving marketing practices and data analytics, with particular application to the Consumer Industry/Retail space. Additionally, as a former Cisco executive, with experience running a global team at an enterprise with a significant global footprint and supply chain, and as the founder and CEO of a digital startup company, Ms. Chang’s Leadership, Strategy, and Risk Management experience in a fast-paced environment gives her critical perspective on understanding consumers and driving innovation.

Other Public Company Boards

●	The Walt Disney Company (since 2021)
●	Marqeta, Inc. (since 2021)

●	Cisco Systems, Inc. (2016 to 2018)

Committees

●	Governance & Public Responsibility
●	Innovation & Technology

Joseph Jimenez INDEPENDENT DIRECTOR SINCE 2018 LEAD DIRECTOR SINCE 2021

Mr. Jimenez, age 62, is Co-Founder and Managing Director of Aditum Bio (biotech venture fund). He is the former Chief Executive Officer of Novartis AG (global healthcare), a position he held from 2010 to 2018. Prior to this role, he held several senior positions at Novartis from 2007 to 2010, including Division Head, Novartis Pharmaceuticals, and leadership of the company’s Consumer Health Division. Mr. Jimenez was an Advisor to the Blackstone Group L.P. from 2006 to 2007. He also held various leadership roles at H. J. Heinz Company (packaged food) in Europe and North America from 1999 to 2006, including Executive Vice President, President, and CEO of Heinz Europe from 2002 to 2006 and President and CEO of H.J. Heinz Company North America from 1999 to 2002. Mr. Jimenez also held several leadership positions at ConAgra Foods (packaged food) from 1993 to 1998.

Skills & Qualifications

Mr. Jimenez has a strong track record of strategic Digital, Technology, and Innovation expertise, particularly in the healthcare business, one of the Company’s key sectors. He is recognized for his innovation pipeline development while serving as CEO of Novartis and brings to the Board deep skills and experiences in Leadership, Strategy, and Risk Management in both healthcare and the Consumer Industry/Retail segment more broadly. In addition, not only does Mr. Jimenez offer critical Global perspective gained from his multiple leadership roles outside the United States, he provides the Board with unique perspective on adapting and innovating business models in a dynamic external environment. This extensive experience across the consumer products and healthcare industries enables him to meaningfully advise the Board and management on commercial, innovation, Marketing, and strategic issues.

Other Public Company Boards

●	Graphite Bio, Inc. (since 2020)*
●	Century Therapeutics, Inc. (since 2019)*
●	General Motors Company (since 2015)

Committees

●	Compensation & Leadership Development
●	Innovation & Technology

*became	public in 2021

6 The Procter & Gamble Company

ELECTION OF DIRECTORS

Christopher Kempczinski INDEPENDENT DIRECTOR SINCE 2021

Mr. Kempczinski, age 53, is President and Chief Executive Officer of McDonald’s Corporation (restaurant operator and franchisor), a position he has held since 2019. He previously served as President, McDonald’s USA from 2017 to 2019 and as Executive Vice President – Strategy, Business Development and Innovation from 2015 to 2016. Before joining McDonald’s, Mr. Kempczinski held several leadership roles at The Kraft Heinz Company (food and beverage), including Executive Vice President of Growth Initiatives and President of Kraft International from 2014 to 2015; President of Kraft Canada from 2012 to 2014; and Senior Vice President – U.S. Grocery from 2008 to 2012. Mr. Kempczinski began his career in brand management at P&G and was also a strategy consultant at The Boston Consulting Group.

Skills & Qualifications

Mr. Kempczinski’s considerable experience in Consumer Industry/Retail, as a leader in both the consumer packaged food and the dynamic quick-service restaurant industries, enable him to bring relevant and actionable insights, including valuable Marketing and brand building perspective, to the Board. He has further demonstrated his skills in Digital, Technology, and Innovation in his leadership of global strategy and innovation at McDonald’s and key role in accelerating growth through innovation at the company. Further, Mr. Kempczinski’s recognized Leadership, Strategy, and Risk Management abilities have allowed him to guide McDonald’s through the dynamic operating challenges posed by the pandemic and current economic environment and have been highly valuable to the Board as it oversees the Company’s long-term growth and operating strategy.

Other Public Company Boards

●	McDonald’s Corporation (since 2019)

Committees

●	Audit
●	Compensation & Leadership Development

Debra L. Lee INDEPENDENT DIRECTOR SINCE 2020

Ms. Lee, age 68, is Chair of Leading Women Defined Foundation (nonprofit education and advocacy organization), which she founded in 2009. Previously, she served as Chairman and Chief Executive Officer of BET Networks (media and entertainment subsidiary of Viacom, Inc.) from 2006 to 2018. Ms. Lee joined BET Networks in 1986, serving as President and Chief Executive Officer from 2005 to 2006, President and Chief Operating Officer from 1995 to 2005, and Executive Vice President and General Counsel from 1986 to 1995.

Skills & Qualifications

Ms. Lee brings a depth of Leadership, Strategy, and Risk Management experience to the Board, gained through her long-tenured leadership of BET Networks and her service on numerous public company boards. As a result of her experience and service, her depth and breadth of knowledge on matters of Corporate Governance allows her to provide the Board with valuable perspective on oversight and accountability in a dynamic operating environment. Further, Ms. Lee’s more than 30 years of experience as an executive in the media industry, along with her broad board experience, provide her with extensive Marketing and Consumer Industry/Retail skills, which are particularly valuable as the Company continues to evolve its media strategy.

Other Public Company Boards

●	Warner Bros. Discovery (since April 2022)
●	Burberry Group plc (since 2019)
●	Marriott International, Inc. (since 2004)

●	AT&T, Inc. (2019 to April 2022)
●	Twitter, Inc. (2016 to 2019)
●	WGL Holdings, Inc. (2000 to 2018)

Committees

●	Compensation & Leadership Development
●	Governance & Public Responsibility

2022 Proxy Statement 7

ELECTION OF DIRECTORS

Terry J. Lundgren INDEPENDENT DIRECTOR SINCE 2013

Mr. Lundgren, age 70, is a former Operating Partner of Long-Term Private Capital (BlackRock private equity fund) and the former Chairman and Chief Executive Officer of Macy’s, Inc. (national retailer that includes Macy’s, Bloomingdale’s, and Blue Mercury, and operates one of the largest online retail businesses in the U.S.), a position he held from 2003 to 2017. Mr. Lundgren then served as Executive Chairman and Chairman of the Board of Macy’s, Inc. from 2017 to 2018. From 2003 to 2014, he also held the title of President of the company. Earlier in his career, Mr. Lundgren was Chairman and CEO of Neiman Marcus.

Skills & Qualifications

Mr. Lundgren has extensive Marketing experience, including merchandising, digital and in-store execution, as well as Leadership, Strategy, and Risk Management experience, which he garnered from over 35 years working in the retail Consumer Industry, including 20 combined years as CEO of Neiman Marcus and subsequently Macy’s. During his tenure at Macy’s, Mr. Lundgren also gained significant experience in acquisitions and integration. His extensive retail career enables him to contribute his deep knowledge of the evolving consumer and retail landscape, plus his broad experience with dynamic marketing practices, including digital marketing, to the Board.

Other Public Company Boards

●	Macy’s, Inc. (2003 to 2018)

Committees

●	Compensation & Leadership Development (Chair)
●	Innovation & Technology

Christine M. McCarthy INDEPENDENT DIRECTOR SINCE 2019

Ms. McCarthy, age 67, is Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company (global entertainment), a position she has held since 2015. Prior to her appointment as CFO, she held positions of increasing responsibility at Disney, serving as Executive Vice President, Corporate Real Estate, Alliances and Treasurer from 2005 to 2015, after joining Disney as Senior Vice President and Treasurer in 2000. Ms. McCarthy previously served as Executive Vice President and Chief Financial Officer of Imperial Bancorp from 1997 to 1999. From 1981 to 1996, she held various positions at First Interstate Bank, rising to be Executive Vice President, Finance in 1993.

Skills & Qualifications

Ms. McCarthy’s more than 30 years of experience in Finance, including service as CFO of The Walt Disney Company, enable her to contribute to the Board her extensive understanding of complex financial analysis and reporting for a global, consumer-facing company. In addition, her experience at Disney affords her valuable perspective on the Consumer Industry and long-term brand building. Further, Ms. McCarthy’s oversight of Disney’s worldwide finance organization, which includes corporate strategy, brand and franchise management, corporate alliances, enterprise controllership, enterprise technology, investor relations, risk management, tax, and treasury, provides her with extensive Leadership, Strategy, and Risk Management skills and valuable Corporate Governance experience.

Committees

●	Audit
●	Compensation & Leadership Development

8 The Procter & Gamble Company

ELECTION OF DIRECTORS

Jon R. Moeller DIRECTOR SINCE 2021

Mr. Moeller, age 58, is Chairman of the Board, President and Chief Executive Officer of the Company. He assumed the role of President and CEO in November 2021 and was named Chairman of the Board effective July 2022. Mr. Moeller previously served as Vice Chairman and Chief Operating Officer from 2021 until his appointment as President and CEO, as Vice Chairman, Chief Operating Officer, and Chief Financial Officer from 2019 to 2021, as Vice Chairman and Chief Financial Officer from 2017 to 2019, and as Chief Financial Officer from 2009 to 2017. In addition to his leadership of the Company over the last year, Mr. Moeller has held numerous and significant responsibilities in his career at P&G. As the Company’s Chief Operating Officer, he had responsibility for P&G’s Enterprise Markets, which include Latin America, India, the Middle East, Africa, Southeast Asia, and Eastern Europe. He also led the Company’s Investor Relations, Information Technology, Global Business Services, Sales, Market Operations, Purchasing, Manufacturing, and Distribution efforts. In addition, prior to his role as Chief Financial Officer, Mr. Moeller held leadership positions in various categories, sectors, and regions, including China, and has led significant merger and acquisition efforts in line with the Company’s portfolio optimization strategy.

Skills & Qualifications

Mr. Moeller has significant and recognized Financial expertise, seasoned Corporate Governance insight, and extensive Leadership, Strategy, and Risk Management skills and experience, which he has built over his nearly 34 years with the Company. In that time, he has both developed and executed global strategy, served as a key member of senior management, and led numerous, complex transactions and initiatives. Mr. Moeller has also held leadership positions in many of the Company’s global categories, including Beauty Care, Health Care, and Feminine Care, affording him meaningful Consumer Industry/Retail understanding. His Global work and responsibility, including current role as President and CEO and prior oversight of the Company’s Enterprise Markets, complements this perspective, affording him critical insight on P&G’s operations and strategic efforts around the globe.

Other Public Company Boards

●	Monsanto Company (2011 to 2018)

Rajesh Subramaniam DIRECTOR NOMINEE

Mr. Subramaniam, age 56, is President and Chief Executive Officer of FedEx Corporation (transportation and business services), a position he has held since June 2022. He previously served as President and Chief Operating Officer of FedEx from March 2019 to May 2022, as President and Chief Executive Officer of Federal Express Corporation (“FedEx Express”) from January 2019 to March 2019, and as Executive Vice President – Chief Marketing & Communications Officer of FedEx from January 2017 to December 2018. Prior to these roles, Mr. Subramaniam held various leadership positions in operations and marketing across the FedEx portfolio of operating companies, including as a Senior Vice President and Vice President in the company’s Canada and Asia Pacific businesses. Originally from India, he holds master’s degrees in chemical engineering and business administration and began his career with FedEx in 1991.

Skills & Qualifications

Mr. Subramaniam’s significant leadership roles across FedEx’s businesses afford him broad Leadership, Strategy, and Risk Management skills, particularly in the areas of corporate operations, strategy, communications, and Marketing. In addition, his Global leadership experience in markets outside the United States and focus on the continued globalization of FedEx’s operations and business will allow him to contribute unique insights and perspective to the Board. Mr. Subramaniam has also been recognized for his Digital, Technology, and Innovation skills, which include strengthening FedEx’s operating strategy, growing its e-commerce business, and driving digital transformation of its global supply chain. These skills will be highly valuable to the Board as the Company continues to focus on strategic opportunities for ongoing supply chain innovation and increased digital acumen.

Other Public Company Boards

●	FedEx Corporation (since 2020)

●	First Horizon Corporation (2016 to August 2022)

2022 Proxy Statement 9

ELECTION OF DIRECTORS

Patricia A. Woertz (Pat) INDEPENDENT DIRECTOR SINCE 2008

Ms. Woertz, age 69, is the former Chairman of the Board and Chief Executive Officer of Archer Daniels Midland Company (“ADM”) (agricultural origination and processing), where she joined in 2006 as Chief Executive Officer and President and was named Chairman in 2007. Ms. Woertz retired as Chief Executive Officer of ADM in 2015 and as Chairman in 2016. Prior to joining ADM, Ms. Woertz was with Chevron Corp. for 29 years and retired as EVP Global Downstream. She began her career as a certified public accountant with Ernst & Ernst.

Skills & Qualifications

With broad executive experience at Chevron and ADM, including as CEO of ADM, and having started her career as a CPA, Ms. Woertz contributes a valuable mix of Global and Marketing experience and Finance expertise, enabling her to provide critical perspective on operational and financial aspects of the Company, including accounting and corporate finance matters. Additionally, Ms. Woertz’s experience as an executive of public companies and a director on other public company boards provides her with significant Leadership, Strategy, and Risk Management skills and Corporate Governance experience from which she draws to provide a broad perspective on governance matters and issues facing public companies.

Other Public Company Boards

●	3M Company (2016 to May 2022)
●	Royal Dutch Shell plc (2014 to 2017)

Committees

●	Audit (Chair)
●	Governance & Public Responsibility

10 The Procter & Gamble Company

CORPORATE GOVERNANCE

Corporate Governance

The Company’s Purpose, Values, and Principles (our PVPs) are the foundation of everything we do, including Corporate Governance. We believe that strong governance practices contribute to better results for shareholders. As described below, we maintain governance principles, policies, and practices that support Board oversight and management accountability and serve the best interests of our Company, our shareholders, and other stakeholders.

Shareholder Engagement

We engage with our shareholders throughout the year, proactively seeking input and perspective on the Company’s progress and practices and responding to requests for information on various topics of shareholder interest. These engagements often inform our corporate practices, help sharpen our thinking, and strengthen our approach to long-term value creation. We value these opportunities for engagement and our relationships with all our shareholders.

In general, we approach this work through a cycle of:

●	Outreach and Engagement

Senior management, our investor relations team, and subject matter experts from the Company maintain a year-round dialogue with investors to gain their perspectives on current issues and address any questions or concerns, and we make our Directors available for engagement with shareholders when appropriate. These engagements cover a variety of topics, including corporate strategy, risk oversight, corporate governance, sustainability practices, workforce policies, and executive compensation.

●	Review and Evaluation

We assess the feedback we receive from investors and share it with senior management and the Board. We also discuss key aspects with the appropriate Board Committee, reviewing, for example, compensation-related comments and questions with the C&LD Committee and input regarding corporate governance or environmental sustainability matters with the G&PR Committee.

●	Updates and Action

We consider feedback received as we update our policies, practices, and disclosures. For example, in response to shareholder requests, we published the Company’s Climate Transition Action Plan earlier this year. We also published an updated Forestry Practices Report in July 2022 and released our Strategy Toward a Water Positive Future. On an ongoing basis, we continue to improve the utility of the reporting made available on our ESG Portal.

We will continue our shareholder engagement during FY 2022-23, including participation at analyst meetings and conferences. The Company’s top 100 institutional shareholders collectively own over 50% of the Company’s outstanding shares of common stock, and we generally focus our proactive shareholder outreach efforts on these shareholders. We conduct meetings with institutional shareholders in person, via telephone calls, and one-on-one at conferences throughout the year. We also routinely respond to individual shareholders and other stakeholders who provide feedback about our business.

We remain committed to these ongoing discussions and welcome feedback from all shareholders, who can reach our Investor Relations team by visiting www.pginvestor.com or contact our Directors or executive officers as described on page 24.

The Board’s Leadership Structure

The Company’s Board retains discretion to determine whether the same individual should serve as both Chief Executive Officer (“CEO”) and Chairman of the Board or whether the roles should be separated and to determine the nature and scope of the role of the Lead Director. This approach allows the Board to use its considerable experience and knowledge to elect the most qualified Director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when appropriate, as the roles have been in previous periods.

2022 Proxy Statement 11

CORPORATE GOVERNANCE

The Board regularly considers this discretionary structure and whether to combine or separate the roles, depending on which leadership structure best serves the Company and its shareholders. The Board believes this discretion, including the flexibility to make this determination at any given point, best enables it to promote the long-term interests of the Company and its shareholders.

In connection with David Taylor’s retirement as Executive Chairman of the Board, the Board reevaluated its leadership structure. After thoughtful review and discussion, the non-employee Directors concluded that it was in the best interests of the Company and its shareholders to recombine the roles of Chairman of the Board and CEO, with Mr. Moeller serving as Chairman of the Board in addition to his role as President and CEO. This action reflects the Board’s confidence in Mr. Moeller’s leadership, his depth of experience in the boardroom, and the importance of consistent focus on the Company’s strategy and operations afforded by his unified leadership. During Mr. Taylor’s tenure as Executive Chairman, Mr. Taylor and Mr. Moeller worked collaboratively to provide both Board and Company leadership in the face of significant and continuing external challenges and disruptions. With Mr. Taylor’s retirement, the Board believes Mr. Moeller is well positioned to provide strategic and effective leadership of both the Board and the Company at this time, in the best interests of its shareholders. As before, the Board retains its discretion to separate the Chairman and CEO roles in the future, depending on which leadership structure best serves the long-term interests of the Company and its shareholders at that time.

Lead Independent Director

When the Board determines that the same individual should hold the positions of CEO and Chairman of the Board or if the Chairman of the Board is not independent, the independent Directors of the Board elect for an annual term a Lead Director from among the independent Directors. The Lead Director role is significant, with responsibilities consistent with accepted best practices, including:

●	Preside at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board
●	Lead regular executive sessions of the independent Directors
●	Provide input to and approve agendas for the Board meetings and information sent to the Board
●	Approve meeting schedules to assure sufficient time for discussion of all agenda items
●	Call special meetings of the Board as necessary to address important or urgent Company issues
●	Call meetings of the non-employee and/or independent Directors, with appropriate notice
●	Advise the G&PR Committee and the Chairman of the Board on the membership of the various Board Committees and the selection of Committee chairpersons
●	Advise the Chairman of the Board on the retention of advisors and consultants who report directly to the Board
●	Advise the Chairman of the Board and CEO, as appropriate, on issues discussed at executive sessions of non-employee and/or independent Directors
●	Review with the CEO, throughout the year, the non-employee Directors’ ongoing evaluation of and feedback on the CEO’s performance
●	Serve as principal liaison between the non-employee and/or independent Directors, as a group, and the Chairman of the Board and CEO, as necessary
●	Engage when necessary and appropriate, after consultation with the Chairman of the Board and CEO, as the liaison between the Board and the Company’s shareholders and other stakeholders
●	Foster open dialogue and constructive feedback among the independent Directors
●	Facilitate cross-Committee feedback
●	Select an interim Lead Director to preside over meetings at which he or she cannot be present

Mr. Jimenez serves as the Board’s current Lead Director, having been appointed to the role following the retirement of W. James McNerney, Jr., at the conclusion of the Company’s 2021 annual meeting of shareholders. In his capacity as Lead Director, Mr. Jimenez has worked closely with both Mr. Taylor and Mr. Moeller to ensure effective leadership, appropriate engagement, and meaningful oversight by the Board. Led by Mr. Jimenez—and Mr. McNerney before him—the non-employee Directors met six times during FY2021-22 in regularly scheduled executive sessions (without the presence of Mr. Taylor, Mr. Moeller, or other employees of the Company) to discuss various matters related to oversight, Board affairs, succession planning, and CEO performance. Mr. Jimenez continues to foster an open and constructive dialogue among the independent Directors and advises Mr. Moeller

12 The Procter & Gamble Company

CORPORATE GOVERNANCE

(and Mr. Taylor during his tenure as Executive Chairman) of the independent Directors’ discussions, including performance feedback, and follows up on meeting outcomes and actions.

In April 2022, in conjunction with the Board’s decision to recombine the Chairman and CEO roles upon Mr. Taylor’s retirement as Executive Chairman, the non-employee Directors determined that Mr. Jimenez should continue to serve as Lead Director. The Board believes that Mr. Jimenez and Mr. Moeller will continue to work well together in these respective roles. Mr. Jimenez is an experienced executive and Director, having served as CEO of Novartis AG, in leadership positions with H.J. Heinz Company and ConAgra Foods, and as a Director of several public companies. He is recognized for his innovation and leadership skills and has provided important insight and guidance to the Company and the Board during his tenure as a Director. Mr. Jimenez is a thoughtful, highly engaged Director, and the Board is confident that as Lead Director, he will continue to work in close partnership with Mr. Moeller to ensure strong and independent oversight of ongoing Board matters and effective collaboration among the Directors. The Board will continue to periodically evaluate its leadership structure.

Board Evaluation

In addition to regularly reviewing its leadership structure, the Board conducts an annual self-assessment of its overall functioning and effectiveness. In order to maximize input and facilitate candid, useful feedback, the Company’s Chief Legal Officer conducts one-on-one interviews with each Director. This feedback includes comments on overall Board performance, Board priorities, interaction with management, Board discussion topics, agendas, and processes, Board composition, Director contributions, and how to further improve overall Board operations. The results of these interviews are aggregated and anonymized and then shared with the full Board for review, discussion, and appropriate action.

The Board addresses items raised both through this formal evaluation process and through informal feedback as warranted. For example, this year, Directors sought even deeper understanding of the Company’s cybersecurity programs and capabilities, culminating in their participation in a cybersecurity tabletop exercise. The Directors also shared continued prioritization of ESG topics and coverage, including ensuring appropriate Committee scope and oversight responsibilities. Finally, if during the evaluation process, any issue with regard to an individual Director is identified, the Chairman or Lead Director will address such issue with the individual Director.

Director Independence

The Board has determined that all of the Company’s Director nominees, with the exception of Mr. Moeller, are independent under NYSE’s listing standards and the Independence Guidelines. All members of the Board’s Audit, Compensation & Leadership Development, Governance & Public Responsibility, and Innovation & Technology Committees are independent under the NYSE listing standards and Independence Guidelines. All members of the Audit Committee and C&LD Committee are also compliant with the SEC enhanced independence requirements for audit committee members and compensation committee members respectively. The Board of Directors has determined that Ms. Woertz and Ms. McCarthy meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”). Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the G&PR Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships, or arrangements that would impair the independence or judgment of any of the Director nominees deemed independent by the Board.

Mr. Moeller is Chairman of the Board, President and CEO of the Company. As an employee of the Company, he cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

Service on Other Public Boards

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that outside public board

2022 Proxy Statement 13

CORPORATE GOVERNANCE

service requires a significant commitment of time and attention, and therefore, in accordance with best governance practices, limits Director participation on other public boards. Under the Corporate Governance Guidelines, Directors who are active CEOs of other public companies may sit on no more than two additional outside public boards (including his/her own company board), and other non-employee Directors may sit on no more than three additional outside public boards. The Board must approve any exception. This practice helps ensure that our Directors can give appropriate time and attention to the affairs of the Company. In addition, when nominating a Director for service on the Board or for re-election, the G&PR Committee considers whether, in light of other commitments, the nominee will have adequate time to serve as a Director of the Company. We expect each Director to demonstrate their strong engagement and high attendance and to have adequate time to devote to the affairs of the Company; and each of our Director nominees is currently compliant with the Company’s Corporate Governance Guidelines regarding their service on other company boards.

Board Meetings and Committees of the Board

Our Directors take seriously their commitment to active oversight, meaningful engagement, and effective stewardship of the long-term interests of the Company and its shareholders. The Chairman of the Board and Lead Director set Board agendas in advance to ensure that appropriate subjects are covered with time for meaningful discussion. Committee Chairs also work closely with management to set agendas for Committee meetings, ensuring that each Committee reviews relevant subjects in a timely and meaningful manner. Directors receive comprehensive materials in advance of Board and Committee meetings and review these materials before each meeting. This process allows for focused, active discussions during meetings, instead of lengthy, passive presentations.

During the fiscal year ended June 30, 2022, the Board held seven meetings, and the Committees of the Board collectively held 24 meetings, for a total of 31 meetings. Each incumbent Director attended more than 75% of the aggregate meetings of the Board and the Committees on which they served, with average attendance of about 98% among incumbent Directors. The Board expects all Directors to attend the annual meeting of shareholders, and all Directors then serving attended the October 12, 2021 annual meeting.

The table below shows the current membership of each Committee of the Board and the number of meetings each Committee held during the fiscal year ended June 30, 2022. The Board will determine Committee assignments for Mr. Subramaniam upon his election.

Name	Board	Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology†

B. Marc Allen	●	●			●

Angela F. Braly	●	●		Chair

Amy L. Chang	●			●	●

Joseph Jimenez	●		●		●

Christopher Kempczinski	●	●	●

Debra L. Lee	●		●	●

Terry J. Lundgren	●		Chair		●

Christine M. McCarthy	●	●	●

Jon R. Moeller	●
Patricia A. Woertz	●	Chair		●
Total FY 2021-22 Meetings	7	8	7	7	2

†Margaret C. Whitman, who resigned from the Board effective upon her confirmation as the United States Ambassador to Kenya, served as Chair of the I&T Committee and as a member of the Governance & Public Responsibility Committee during FY2021-22. The Board will designate a new I&T Committee Chair to replace Ms. Whitman.

To assist the Board in discharging its duties and to facilitate deeper understanding and engagement in certain key areas of oversight, the Board has established four standing Committees. Each Committee is fully independent

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CORPORATE GOVERNANCE

under the NYSE listing standards and the Independence Guidelines, which can be found at www.pg.com. Each Committee has a charter that sets out its primary purposes, duties, and responsibilities. These charters can be found in the corporate governance section of the Company’s website at www.pg.com.

Audit Committee

Key Responsibilities

Assisting the Board in oversight of:

●  Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal controls established by management

●  The quality and integrity of the Company’s financial statements

●  The Company’s compliance with legal, tax, and regulatory requirements

●  The Company’s overall risk management profile, including with respect to information security

●  The independent auditor’s qualifications and independence

●  The performance of the Company’s internal audit function and the independent auditor

●  The performance of the Company’s ethics and compliance function

The Audit Committee also prepares the Report of the Audit Committee to be included in the Company’s proxy statement. At each meeting, representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and finance management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s CFO, CLO, COO, Chief Ethics & Compliance Officer, Chief Audit Executive, and representatives of Deloitte & Touche LLP.

Recent Activities

●  Comprehensive review of the Company’s information security program with the Chief Information Officer

●  Discussion of new and proposed ESG disclosure and diligence laws and regulations, including Company plans for compliance

ESG Focus Areas

●  Disclosure of ESG metrics and related information in financial and regulatory filings, including appropriate controls and procedures

●  Integration of ESG topics into the Company’s Enterprise Risk Management program

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CORPORATE GOVERNANCE

Compensation & Leadership Development Committee

Key Responsibilities

●  Oversees the Company’s overall compensation practices, principles, and policies, including base pay, short- and long-term incentive pay, retirement benefits, perquisites, severance arrangements, recoupment policies, stock ownership guidelines, and stock holding requirements, if any, and their specific application to principal officers elected by the Board and to non-employee Directors

●  Assists the Board in its oversight of the development, implementation, and effectiveness of the Company’s policies and strategies related to its human capital management, including matters related to diversity, equality, and inclusion, and talent management

●  Assists the Board in leadership development, succession planning, and continuity planning for principal officers

The CEO makes recommendations to the C&LD Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance, and input from Company management and the Committee’s independent compensation consultant. The C&LD Committee makes all final decisions regarding compensation for principal officers and makes a recommendation to the Board regarding the shareholder votes related to executive compensation. For more details regarding principal officer compensation or the C&LD Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion & Analysis section beginning on page 29 of this proxy statement. The C&LD Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters.

Recent Activities

●  Discussed the Company’s progress on gender and U.S. multicultural representation at various levels, including benefits and training programs designed to continue advancement

●  With the full Board, reviewed the impact of events like the pandemic and the war in Ukraine on the Company’s workforce and the Company’s response

ESG Focus Areas

●  Incorporation of ESG goals and metrics into executive compensation

●  Human capital management, including pay equity and diversity, equality, and inclusion

16 The Procter & Gamble Company

CORPORATE GOVERNANCE

Governance & Public Responsibility Committee

Key Responsibilities

Has primary responsibility for:

●  Identifying individuals qualified to become Directors

●  Recommending when new members should be added to the Board and individuals to fill vacant Board positions

●  Recommending to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election

●  Recommending Board Committees and Committee assignments, including assignments and succession planning for Committee Chairs

●  Periodically reviewing and recommending updates to the Corporate Governance Guidelines

●  Educating the Board and the Company on applicable governance laws and regulations

●  Assisting the Board and the Company in interpreting and applying the Corporate Governance Guidelines and other issues related to Board governance

●  Evaluating the Board and the Directors

Oversees the Company’s strategies, work, and reporting related to its public responsibility, including:

●  Overseeing the Company’s commitment to making a meaningful impact around the world through efforts in the areas of social investments and environmental sustainability, by reviewing strategies and plans for improving lives in ways that enable people to thrive and that increase their quality of living

●  Overseeing the Company’s community and government relations

●  Overseeing the Company’s product quality and quality assurance systems

●  Overseeing protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders

Recent Activities

●  Reviewed and provided input to the Company’s sourcing strategy for forest-related commodities and ongoing priorities

●  Engaged with Company leaders and subject matter experts on the preparation of the Company’s Climate Transition Action Plan

●  Continued ongoing review of short-term and long-term Board refreshment needs and ideal candidate skill, experience, and background profiles

ESG Focus Areas

●  Sustainability goals—including those relating to climate, water, forestry, and packaging—and reviewing progress and interventions

●  Human rights and responsible sourcing

●  Community impact efforts

●  ESG impact on corporate reputation

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CORPORATE GOVERNANCE

Innovation & Technology Committee

Key Responsibilities

Reviews and makes recommendations to the Board on major strategies for technical and commercial innovation to increase shareholder value and has responsibility for overseeing:

●  The Company’s approach to technical and commercial innovation

●  The innovation, technology development, and acquisition process to assure ongoing business growth

●  Development of measurement and tracking systems that are important to successful product and commercial innovation and reviews:

●  Product and package performance via a holistic product assessment

●  Historical tracking of initiatives versus targets, and the impact of initiatives on brand growth

●  The Company’s forward-looking innovation portfolio

Recent Activities

●  Discussed Company efforts to deliver irresistible superiority while providing environmentally conscious and socially responsible products

●  Reviewed the use of advanced digital technologies to enable rapid insights and innovation

ESG Focus Areas

●  Incorporation of sustainability into product innovation strategy

●  Development of sustainable packaging

●  Impact of consumer insights and preferences for sustainable products

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CORPORATE GOVERNANCE

The Board’s Oversight of Risk

The Company’s senior management has the responsibility to develop and implement the Company’s strategic plans and to identify, evaluate, manage, and mitigate the risks inherent in those plans. It is the responsibility of the Board to oversee the development and execution of the Company’s strategic plans and to understand the associated risks and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its role in overseeing the development and execution of the Company’s business strategies as well as its risk oversight role.

This approach is bolstered by the Board’s leadership and Committee structure, which ensures the full Board properly considers and evaluates potential enterprise risks under the auspices of the Chairman of the Board and Lead Director, and further considers and evaluates certain risks at the Committee level.

In addition, the Board has delegated certain risk management oversight responsibilities to specific Board Committees, each of which reports regularly to the full Board. In performing these oversight responsibilities, each Committee has full access to management, as well as the ability to engage independent advisors. Additionally, each Committee ensures that management has developed sufficient plans to mitigate the risks identified. In general, the Committees oversee:

Audit Committee	Oversees the Company’s overall risk management process, focusing on accounting and financial controls, financial statement integrity, information security, cybersecurity, legal and regulatory compliance, tax policy and compliance, business continuity planning, and ethics and compliance programs, and routinely discusses the Company’s risk profile, risk management, and exposure with management, internal auditors, and our independent registered public accounting firm.

Compensation & Leadership Development Committee	Oversees risks related to the development of and succession planning for the Company’s executive officers, risks associated with the Company’s equality and inclusion practices and policies, and risks associated with the Company’s compensation policies and practices, as discussed further below under “Compensation-Related Risk.”

Governance & Public Responsibility Committee	Oversees risks related to the Company’s corporate governance structure and processes, including Director qualifications, Board and Committee succession planning, and independence, as well as risks related to product quality, public policy, social issues, environmental sustainability, and the Company’s reputation.

Innovation & Technology Committee	Oversees risks related to emerging technologies, the changing media landscape, the Company’s integration of new technology, ingredient safety, and our overall innovation strategy

2022 Proxy Statement 19

CORPORATE GOVERNANCE

As part of its strategic risk management oversight, the Board and its Committees conduct a number of reviews throughout the year to ensure that the Company’s strategy and risk management is appropriate and prudent, including:

●	A comprehensive annual review of the Company’s overall strategic plan, with updates throughout the year.

●	Direct discussions with the Chairman and CEO, in semi-executive sessions held at six Board meetings, about the state of the business.

●	Reviews of the strategic plans and results for the Company’s business sectors and Enterprise Markets, including the risks associated with these strategic plans, at Board meetings during the year.

●

Ongoing Audit Committee updates from senior management on cybersecurity activities and programs, including an at least annual briefing by the Chief Information Officer on the Company’s cybersecurity risk management program, which continually analyzes emerging cybersecurity threats, and updates on the Company’s plans and strategies to address them.

●	Ongoing reviews of succession plans, as part of its responsibility for leadership succession planning for the Company’s most senior officers, including the CEO.

●	Review of the Company’s strategic supply chain operations, key risks, and programs to further increase resilience.

●	Annual review of the Company’s key legal and compliance risks, including mitigation strategies and compliance priorities.

●

Periodic review of key reputational and operational risks and strategies, including elements of the Company’s environmental sustainability and equality & inclusion programs, with more detailed reviews conducted by the relevant Committees.

The Company’s Enterprise Risk Management Program

Throughout the year, members of a cross-functional team within the Company conduct extensive interviews of Company experts, leaders, and specialists across functions, geographies, and levels. This team seeks to identify, on a continual basis, the most pressing current and future potential risks facing the Company. Led by experienced risk and compliance professionals in Global Internal Audit, these risks are analyzed and reported to relevant business and governance leaders within the Company, who partner to develop plans and strategies to appropriately manage and mitigate these risks. Annually, the full Board discusses with senior management the most significant risks identified in the ERM process, providing input on the steps taken to mitigate each risk and plans for additional mitigation in the year ahead.

Succession Planning

Ensuring that the Company has skilled, seasoned leaders in its executive ranks and talent pipeline is a critical aspect of the Company’s long-term strategy and success. Underscoring this importance, the Board, with assistance from the C&LD Committee, directly oversees succession planning for all executive officers, including the CEO. To support its oversight and planning, the Board, in both regular and executive sessions, reviews and discusses the performance of and development plans for the Company’s senior executives. The Board also interacts with these executives as part of Board business and functional reviews and in regularly scheduled one-on-one meetings, helping ensure that our Directors are familiar with not only these individuals’ business results but also their broader leadership, management, and personal skills.

In order to ensure a strong pipeline for future succession, the C&LD Committee also conducts regular reviews of the Company’s highly rated more junior executives across business units and functions to ensure that appropriate development plans are in place for the next generation of leadership.

Compensation-Related Risk

As part of its risk oversight responsibilities, the C&LD Committee annually reviews the Company’s compensation policies and practices. In fiscal 2021-22, the C&LD Committee employed an independent compensation consultant,

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CORPORATE GOVERNANCE

Meridian Consulting Partners, which does not work for management and, among other tasks, reviewed and reported on all of the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Meridian Consulting Partners, please see the section entitled “Role of Compensation Consultant” found on page 45 of this proxy statement.

The independent compensation consultant’s review included an analysis of the Company’s short-, medium-, and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives, stock ownership requirements, prohibitions on hedging and pledging, and trading policies. Members of management also performed a risk assessment of the Company’s other compensation programs including incentive programs from acquisitions, cost of programs, design elements, payment authorizations, and overall confirmation that plans do not encourage excessive risk-taking. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as annual, medium-term, and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, STAR, provides the C&LD Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., top-line growth, bottom-line profits, free cash flow, etc.) and qualitative measures (e.g., relative performance, internal controls, etc.). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (core earnings per share growth and organic sales growth) are aligned with the Company’s business plans and strategic objectives.

Further, the C&LD Committee recognized that the Company’s longer-term incentives include a balanced portfolio of stock options, restricted stock units, and performance stock units. These longer-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff-vesting for stock options, three-year cliff-vesting for restricted stock units, and a three-year performance period for performance stock units granted under the Performance Stock Program, or PSP. The C&LD Committee also noted that the design of the PSP reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories with weightings of 20% or 30% each to provide a balanced risk profile. The categories are: organic sales growth relative to competitive peers, constant currency core before-tax operating profit growth, core earnings per share growth, and free cash flow productivity. In addition, actual performance against goals with respect to each of these performance measures will yield a payout from a minimum of 0% to a maximum of 200% of a senior executive’s target incentive opportunity. We believe that using this sliding scale approach, versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Furthermore, the PSP also includes a relative Total Shareholder Return Multiplier to ensure further alignment with shareholder interests. Each of the financial measures is defined and further explained on page 40 of this proxy statement.

Finally, the C&LD Committee acknowledged that the Company maintains several policies intended to mitigate inappropriate risk-taking, including stock ownership guidelines for senior executives, a recoupment policy that can be applied in the event of any significant financial restatement, and an insider trading policy that prohibits margin and hedging transactions by senior executives.

2022 Proxy Statement 21

CORPORATE GOVERNANCE

Additional Governance Matters

Company Policy Regarding Employee, Officer, and Director Hedging

The Company’s Global Insider Trading Policy generally prohibits Directors, senior executives, other designated employees, and certain persons or entities related to these individuals, from engaging in hedging, short sales, pledging, collars, or any other derivative transaction involving the use of market investments to manage the risk of price movements in Company stock or to leverage the potential return of a predicted move in Company stock. Exceptions to this general policy, which are rarely requested or granted, require approval from the Company’s CLO, and none currently exist.

Review and Approval of Transactions with Related Persons

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the CLO has primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. If the CLO determines that the related person would have a direct or indirect material interest in the transaction, the CLO must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee, who must then either approve or reject the transaction in accordance with the terms of the policy. While making this determination, the Audit Committee must consider all relevant information available and, as appropriate, take into consideration the following:

●	whether the transaction was undertaken in the ordinary course of business of the Company
●	whether the transaction was initiated by the Company or the related person
●	whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party
●	the purpose of the transaction and its potential benefits to the Company
●	the approximate dollar value of the transaction, particularly as it involves the related person
●	the related person’s interest in the transaction
●	any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person. The Audit Committee has reviewed and approved the following transactions.

Deborah P. Majoras, who will retire from the Company in September 2022, served as the Company’s Chief Legal Officer and Secretary in FY 2021-22 and is married to John M. Majoras, one of approximately 900 partners in the law firm of Jones Day. The Company has hired Jones Day, in the ordinary course of business, to perform legal services. The Company’s relationship with Jones Day dates back more than 30 years and significantly precedes Ms. Majoras joining the Company as Vice President and General Counsel in 2008 from the Federal Trade Commission, where she served as Chairman. Mr. Majoras does not receive any direct compensation from the fees paid to Jones Day by the Company, his ownership in the Jones Day law firm is significantly less than 1%, and the fees paid by the Company to Jones Day in the last fiscal year were less than 1% of their annual revenues. Under the Company’s Related Person Transaction Policy, the Audit Committee reviewed and approved the continued use of Jones Day as a provider of legal services to the Company but required the Company’s CEO to approve any recommendations by Ms. Majoras to hire Jones Day for a specific legal matter. In doing so, the Committee concluded that the Majorases did not have a direct or indirect material interest in the Company’s hiring of Jones Day and that the relationship was not inconsistent with the best interests of the Company as a whole.

R. Alexandra Keith, Chief Executive Officer—Beauty and Executive Sponsor for Corporate Sustainability, is married to Christopher Keith, a long-tenured employee of the Company who currently holds the position of Senior Vice

22 The Procter & Gamble Company

CORPORATE GOVERNANCE

President—Brand Franchise Leader and Sustainability, Baby Care and Brand Building Organization, Baby and Feminine Care. His total compensation last year was approximately $1.8 million, consisting of salary, bonus, equity grants, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Keith becoming President—Global Hair Care and Beauty Sector, the Audit Committee approved the continued employment of Mr. Keith with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

M. Tracey Grabowski, the Company’s Chief Human Resources Officer, is the sister-in-law of Mr. Andy Ingal, a long-tenured P&G employee who currently holds the position of Director—Sales, North America Market Operations. His total compensation last year was approximately $262,000, consisting of salary, bonus, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Grabowski’s appointment as the Company’s Chief Human Resources Officer, the Audit Committee approved the continued employment of Mr. Ingal with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

In addition, Ms. Grabowski is the mother of James Grabowski, an employee of the Company who currently holds the position of Brand Director—Olay Body, North America. His total compensation last year was approximately $173,000, consisting of salary, bonus, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Mr. Grabowski was hired into an entry-level position with the Company through its standard hiring process prior to Ms. Grabowski’s appointment as Chief Human Resources Officer. Ms. Grabowski was not involved in Mr. Grabowski’s hiring nor has she been involved in managing his career or compensation since his hire date, other than through her involvement with the Company’s general compensation and employment programs as a whole. In anticipation of Mr. Grabowski’s total compensation exceeding $120,000 in FY 2020-21, the Audit Committee reviewed and approved the continued employment of Mr. Grabowski with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Francis S. Blake, who served as a Director during a portion of FY2021-22, is the stepfather of Asher Lanier, an employee of the Company who currently holds the position of Director—Global Family Care, Market Strategy & Planning. Mr. Lanier’s total compensation last year was approximately $183,000, consisting of salary and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Mr. Lanier was hired into an entry-level position with the Company, and Mr. Blake played no role in Mr. Lanier’s hiring. In addition, Mr. Blake did not directly or indirectly manage Mr. Lanier’s ongoing career or individual compensation. In anticipation of Mr. Lanier’s total compensation exceeding $120,000 in FY 2017-18, the Audit Committee reviewed and approved the continued employment of Mr. Lanier with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Margaret C. Whitman, who served as a Director during FY2021-22, together with her husband, is an approximately 20% owner of FC Cincinnati, a Major League Soccer club based in Cincinnati. Ms. Whitman and her husband purchased this stake in November 2019. Prior to their investment in FC Cincinnati, the Company had in place a sponsorship agreement with the club. In spring 2020, the Company negotiated a nine-year sponsorship agreement valued at approximately $4.3 million. In spring 2021, the Company and FC Cincinnati entered into an addendum to increase the sponsorship amount by $4 million. Under these agreements, the Company paid $1,015,000 to FC Cincinnati in FY2021-22. The Company’s nine-year sponsorship was initiated prior to Ms. Whitman’s investment in FC Cincinnati; and both the agreement and addendum were entered in the normal course of business and were not influenced by Ms. Whitman. The Audit Committee reviewed and approved the Company’s initial sponsorship agreements with FC Cincinnati and the 2021 addendum under the Company’s Related Person Transaction Policy, and those approvals required that Ms. Whitman continue to remain uninvolved in the Company’s arrangements with FC Cincinnati and that any future agreements with the club be under terms

2022 Proxy Statement 23

CORPORATE GOVERNANCE

substantially consistent with the Company’s other sports-related sponsorships. In doing so, the Committee concluded that the agreements were not inconsistent with the best interests of the Company as a whole.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation & Leadership Development Committee during FY 2021-22 were independent directors, and none were employees or former employees of the Company. There are no Compensation Committee interlocks between the Company and any other entities in which one of our executive officers serves on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our C&LD Committee or Board of Directors.

Availability of Corporate Governance Documents

The Company’s corporate governance documents are available on the Company’s website at www.pg.com (information on the Company’s website is not incorporated by reference herein). Additionally, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy, and Financial Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Corporate Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Code of Ethics

The Company has a code of ethics for its Directors, officers, and employees. The most recent version of this code of ethics is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual is reviewed each year for appropriate updates, and employees, officers, and Directors are asked to annually certify their understanding of, and compliance with, its requirements. Only the Board may grant a waiver of any provision for a Director or executive officer, and any such waiver, or any amendment to the manual, will be promptly disclosed as required at www.pg.com. The Worldwide Business Conduct Manual, which is firmly rooted in the Company’s long-standing Purpose, Values and Principles, is made available to employees in more than 25 different languages and can be found on the Company’s website at www.pg.com (information on the Company’s website is not incorporated by reference herein).

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board or any particular Director, including the Lead Director, or with any executive officer of the Company, may do so by email at boardofdirectors.im@pg.com or by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Corporate Secretary’s Office, which logs the material for tracking purposes. The Board has asked the Corporate Secretary’s Office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

24 The Procter & Gamble Company

DIRECTOR COMPENSATION

Director Compensation

One objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the median of the Peer Group, as described on pages 45-46. Directors can elect to receive any part of their fees or retainer (other than the annual grant of Restricted Stock Units (“RSUs”)) as cash, RSUs, or unrestricted stock. Consistent with the practice of the past several years, the Company did not grant any stock options to Directors in FY 2021-22. Non-employee members of the Board received the following compensation:

●

A grant of RSUs following election to the Board at the Company’s October 12, 2021 annual meeting of shareholders, with a value of $200,000. These units are forfeited if the Director resigns during the year, unless the resignation is for reasons of antitrust laws, or the Company’s conflict of interest, corporate governance, or continued service policies. These RSUs do not deliver in shares until at least one year after the Director leaves the Board and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders

●	An annual retainer fee of $120,000 paid in quarterly increments
●

An additional annual retainer paid to the Lead Director and Chair of each committee as follows: Lead Director, $40,000; Chair of the Audit Committee, $30,000; Chair of the C&LD Committee, $25,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees, $20,000

Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

2022 Proxy Statement 25

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2021-22. Directors who are employees of the Company receive no compensation for their service as Directors. For FY 2021-22, Mr. Taylor and Mr. Moeller were employee directors and did not receive a retainer, fees or a stock award.

Director Compensation Table
	Fees

Name	Annual Retainer ($)	Committee Chair & Lead Director Fees ($)	Total Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)

B. Marc Allen	120,000	—	120,000	200,000	0	320,000

Francis S. Blake	33,934	—	33,934	0	3,500	37,434

Angela F. Braly	120,000	20,000	140,000	200,000	0	340,000

Amy L. Chang	120,000	—	120,000	200,000	0	320,000

Joseph Jimenez	120,000	35,000	155,000	200,000	0	355,000

Christopher Kempczinski	86,557	—	86,557	200,000	0	286,557

Debra L. Lee	120,000	—	120,000	200,000	0	320,000

Terry J. Lundgren	120,000	25,000	145,000	200,000	0	345,000

Christine M. McCarthy	120,000	—	120,000	200,000	0	320,000

W. James McNerney, Jr.	33,934	11,312	45,246	0	3,500	48,746

Nelson Peltz	33,934	—	33,934	0	3,500	37,434

Margaret C. Whitman	120,000	15,000	135,000	200,000	0	335,000

Patricia A. Woertz	120,000	30,000	150,000	200,000	0	350,000

1 Director fees are paid quarterly. Each Director may elect to take these fees in cash, unrestricted stock, RSUs (which vest immediately and earn dividend equivalents), or a combination of the three. Mr. Allen elected to take $115,000 of his fees in RSUs, which had a grant date fair value of $115,387. Mr. Blake elected to take $30,000 of his fees in unrestricted stock, which had a grant date fair value of $30,104. Ms. Braly elected to take $135,000 of her fees in RSUs, which had a grant date fair value of $135,338. Ms. Chang elected to receive $60,000 of her fees in RSUs, which had a grant date fair value of $60,172. Mr. Jimenez elected to take $150,000 of his fees in RSUs, which had a grant date fair value of $150,187. Mr. Kempczinski elected to take $55,000 of his fees in RSUs, which had a grant date fair value of $55,215. Mr. Lundgren elected to take $140,000 of his fees in RSUs, which had a grant date fair value of $140,292. Ms. McCarthy elected to take $115,000 of her fees in RSUs, which had a grant date fair value of $115,387. Mr. McNerney elected to take $40,000 of his fees in unrestricted stock, which had a grant date fair value of $40,139. Ms. Woertz elected to take $145,000 of her fees in RSUs, which had a grant date fair value of $145,223. Mr. Kempczinski was appointed to the board in October, while Messrs. Blake, McNerney, and Peltz did not stand for reelection to the Board at the 2021 annual meeting and their respective terms expired on October 12, 2021. Other than as noted above, the remaining director fees were paid in cash.

2 Each year, upon election at the Company’s annual meeting of shareholders, every Director is awarded a $200,000 grant of RSUs which vest after one year as long as the Director remains on the Board. The RSUs earn dividend equivalents that are subject to the same vesting provision as the underlying RSUs and are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. Each Director has 1,433 RSUs outstanding (representing the grant on October 12, 2021, and subsequent dividend equivalents). Messrs. Blake, McNerney and Peltz retired at the 2021 annual meeting and therefore did not receive the October 2021 RSU grant. In addition, Ms. Braly has 4,992 shares of retirement restricted stock outstanding as of June 30, 2022.

3 Messrs. Blake, McNerney and Peltz each received a commemorative retirement gift valued at approximately $3,500. For all Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs. Directors are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director). The incremental cost to the Company for this benefit is $1,854. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1,

26 The Procter & Gamble Company

DIRECTOR COMPENSATION

2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets. In FY 2021-22, two payments were made. The Company also made a $12,000 donation on behalf of the Board of Directors to Matthew 25 Ministries to support tornado relief in Kentucky. This donation was also funded from general corporate assets, and the Directors derive no financial benefit from these donations because the charitable deductions accrue solely to the Company.

2022 Proxy Statement 27

C&LD COMMITTEE REPORT

C&LD Committee Report

Compensation Committee Report

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion & Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion & Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, dated August 5, 2022 (the “Form 10-K”).

Terry J. Lundgren, Chair

Joseph Jimenez

Christopher J. Kempczinski

Debra L. Lee

Christine M. McCarthy

28 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Compensation Discussion & Analysis

Introduction

The focus of this discussion and analysis is on the Company’s compensation philosophies and programs for its named executive officers (“NEOs”) for FY 2021-22. For each of these NEOs, the compensation described herein is for their roles during FY 2021-22. Titles reflect the roles held by each NEO on June 30, 2022.

Leadership Changes

The Board elected Mr. Moeller as President and Chief Executive Officer and Mr. Taylor as Executive Chairman, both effective November 1, 2021, and Shailesh Jejurikar was elected Chief Operating Officer, effective October 1, 2021. As announced on April 14, 2022, Mr. Taylor retired from the Company effective June 30, 2022, and Mr. Moeller was appointed Chairman of the Board effective July 1, 2022. Additionally, on April 1, 2022, Ms. Tastad stepped down from her position as CEO-Health Care and became Sector CEO, Health Care, Special Advisor. She retired from the Company on June 30, 2022.

David S. Taylor Executive Chairman of the Board (Retired 6/30/2022)	Jon R. Moeller President and Chief Executive Officer	Andre Schulten Chief Financial Officer

Ma. Fatima D. Francisco Chief Executive Officer – Baby, Feminine & Family Care, Executive Sponsor for Gender Equality	Shailesh Jejurikar Chief Operating Officer	R. Alexandra Keith Chief Executive Officer – Beauty, Executive Sponsor for Corporate Sustainability	Carolyn Tastad Sector Chief Executive Officer, Health Care, Special Advisor (Retired 6/30/2022)

2022 Proxy Statement 29

COMPENSATION DISCUSSION & ANALYSIS

FY 2021-22 Company Performance and Key Measure Overview

Our integrated strategy continues to deliver strong results. We have a focused portfolio of daily use products that provide health, hygiene, and cleaning benefits in categories where performance drives brand choice. We are creating superior performing products that are delivered with superior packaging, consumer communication, retail execution, and value. We use productivity improvements and cost savings to fund investments in superiority, to help mitigate input cost increases, and to deliver profit margin improvement needed to deliver balanced top- and bottom-line growth. We are leading constructive disruption across the value chain, including identifying new consumer needs and addressing them in new ways. We have an empowered, agile, and accountable organization, effectively executing our integrated strategy and priorities.

The Company met or exceeded its going-in targets for its key compensation measures. This led to above-target payouts in our bonus programs.

Delivered Strong Financial Results1

●	Organic sales grew 7%, above both market growth and our target range of 2-4%

●	Core earnings per share were $5.81, up 3% versus last year, within our target range of 3-6%

●	Strong adjusted free cash flow productivity results of 93% were above our target of >=90%

Fiscal Year 2021-22

Returning Value to Shareholders

1 The targets mentioned in this section reflect the original FY 2021-22 financial guidance provided by the Company on July 30, 2021. FY 2021-22 actuals for Organic Sales Growth, Core EPS Growth and Adjusted Free Cash Flow Productivity were used in the calculation of Year 3 Performance Stock Program results, as further detailed on page 41. Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. Core EPS Growth is a measure of the Company’s diluted net earnings per share growth excluding certain items that are not judged to be part of the Company’s sustainable results or trends. Adjusted Free Cash Flow Productivity is the ratio of adjusted free cash flow (Operating Cash Flow less Capital Expenditures and payments for the transitional tax related to the U.S. Tax Act) to Net Earnings, adjusted for early debt extinguishment charges. See Exhibit A for a reconciliation of non-GAAP measures, including details on items being adjusted.

2 Through dividends and share repurchases combined.

30 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Our Compensation Philosophy and Objectives

Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent long-term basis. The C&LD Committee approaches CEO and overall executive compensation with the same pay principles used to set compensation at all levels of the Company.

●

Emphasize Pay for Performance by aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit, and individual goals, while removing any incentive to focus on a single goal to the detriment of others.

●	Pay Competitively by setting target compensation opportunities to be competitive with a Peer Group of other global corporations of similar size, value, and complexity.

●

Focus on Long-Term Success by including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Pay for Performance Alignment

Consistent with our design principles, performance-based programs are designed to pay at 100% of target when goals are met, above target when goals are exceeded, and below target when goals are not fully met. Over the previous ten years, the average STAR payout for NEOs ranged from a low of 67% of target to a high of 185% of target. Since the inception of the PSP in 2010, the final performance result has ranged from a low of 20% to a high of 200%. For the current year, the average STAR payout for the NEOs was 135% of target, and the PSP performance result for the three years ending June 30, 2022 was 200%. Payouts under these programs were based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the foundation of our compensation programs.

Compensation and Environmental, Social, and Governance (ESG) Goals

The Company’s Corporate Citizenship efforts are focused on Environmental Sustainability, Community Impact, and Equality & Inclusion, all supported by a strong foundation of Ethics & Corporate Responsibility. Our businesses in each geography have programs designed to address goals and challenges in these areas.

ESG outcomes drive various elements of our NEOs’ compensation in the areas of salary, long-term incentive awards, and annual incentive payouts. These elements are described below:

Compensation Elements	ESG Impact	ESG Elements Considered

Salary	CEO assesses individual contributions for NEOs and can adjust salary increase size	Individual contributions measured by performance assessment which include the areas of Equality & Inclusion and Governance

Long-Term Incentive (LTI) Grant	CEO assesses individual contributions for NEOs and can adjust award size	Individual contributions measured by performance assessment which include the areas of Equality & Inclusion and Governance
	CEO can award a limited number of LTI Equality & Inclusion bonuses	Exceptional performance on Equality & Inclusion initiatives in their respective business area

Annual Incentive Payout	ESG Factor modifies the Company Factor of the annual incentive payout for executive officers	Progress against key long-term ESG goals in the areas of Environmental Sustainability and Equality & Inclusion over the course of the fiscal year
	Internal Controls is one of six key metrics in the scoring of the Business Unit Factor	Internal Controls and Governance

2022 Proxy Statement 31

COMPENSATION DISCUSSION & ANALYSIS

Compensation Mix

We design our programs so that the main components of NEO compensation (salary, STAR, LTIP, and PSP) vary by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). These compensation components are determined by the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. The mix of components is designed to incentivize both individual accountability and collaboration to build long-term shareholder value. The charts below show the average mix of the four main components of FY 2021-22 NEO compensation based on type, length of performance period, and form of compensation.

32 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Program Overview

The following table outlines the key components of our executive compensation programs and their purpose.

Program	Purpose	Key Characteristics
Base Salary	Rewards Individual Performance

Market-competitive based on the median cash compensation of comparable positions in the compensation peer group, regressed for revenue size. Fixed component with progression over time based on individual performance and scope of responsibility.

Short-Term Achievement Reward (STAR)	Rewards Business Unit and Company Performance

At the beginning of the year, the C&LD Committee sets a market-competitive target as a percentage of salary for each NEO based on total cash compensation benchmarking. The STAR award is based on a weighted formula of 70% Business Unit Performance Factor and 30% Total Company Performance Factor (as modified by the ESG Factor discussed below). Each factor ranges from 0%-200%, so that exceptional performance results in higher awards and poor performance could result in a zero payout.

The ESG Factor adjusts the Total Company Performance Factor portion of the STAR award as a multiplier in the range of 80% to 120%.

Executives can elect to receive stock options in lieu of cash or may elect to defer into a non-qualified deferred compensation account.

Long-Term Incentive Program (LTIP)	Award size rewards individual performance Focuses executives on the long-term success of the Company and enhances retention

Target grant values are based on peer median long-term compensation target values. Final award amounts are based on business results and individual contributions. 50% of the executive’s total LTI value is delivered in the LTIP.

Executives can elect to receive their LTIP as stock options with three-year cliff-vesting and 10-year expiration or RSUs with three-year cliff-vesting, or a combination of both.

Performance Stock Program (PSP)	Award size rewards individual performance Focuses executives on key financial measures intended to drive P&G to the top-third of our marketplace competitive peer group

50% of the executive’s total LTI value is delivered in the PSP. The initial grant of Performance Stock Units (PSUs) pays out at the end of a three-year performance period based on the Company’s performance against four balanced financial metrics that are the key drivers of Total Shareholder Return, and is further modified by a Relative TSR Multiplier.

Retention and Recognition	Retention of talent or recognition of exceptional performance	RSUs with special vesting.
Other Compensation	Ensure the safety and productivity of executive officers	Annual physicals, financial planning, transportation, security, life insurance, and corporate aircraft use.
● P&G Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) ● NQDC Plan ● International Retirement Plan (“IRP”) ● Global International Retirement Arrangement (“IRA”)	Provides market-competitive benefits for retirement income and tax-advantaged financial planning

U.S. employees participate in the PST, in which the Company makes an annual contribution used to purchase Company stock.

Foreign executives participate in the IRP, in which they receive RSUs valued at an amount equal to the contribution that would have been contributed under the PST.

A full description of Retirement Programs and Non-Qualified Deferred Compensation (NQDC) is provided on page 42.

2022 Proxy Statement 33

COMPENSATION DISCUSSION & ANALYSIS

Elements of Our Compensation Programs

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and STAR. While salary is considered a fixed component of compensation, salary progression over time is based on individual performance and the scope of responsibilities of the role. We collect and analyze data from the compensation peer group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. We consider the target median annual cash compensation opportunity for each position within the peer group, adjusted for size using a regression analysis of peer group revenues, to set a salary range mid-point and a target for STAR as a percentage of salary (“STAR target”).

Salary

Mr. Taylor’s annual salary was adjusted to $1,200,000, effective November 1, 2021, based on his retirement as the Company’s CEO and his appointment as Executive Chairman. Mr. Moeller’s salary was established at $1,600,000, effective November 1, 2021, in connection with his appointment as CEO. Mr. Schulten’s annual salary increased by 9.3% to $820,000, based on CFO competitive market data and his performance during the fiscal year. Ms. Francisco’s salary increased by 7.7%, effective October 1, 2021, to $840,000 based on her pay position relative to the competitive market, as well as her impact as CEO-Baby and Feminine Care and her transition to CEO-Baby, Feminine and Family Care, effective September 1, 2021. Mr. Jejurikar’s salary increased to $1,000,000 in connection with his appointment as COO, effective October 1, 2021. Ms. Keith’s salary increased by 12.3% to $910,000, effective October 1, 2021, based on her performance and pay position relative to the competitive pay market, as well as the additional duties she took on as the Executive Sponsor for Corporate Sustainability. Effective October 1, 2021, Ms. Tastad’s salary increased by 6.2% to $860,000 based on her performance and her August 1, 2021, transition to CEO-Health Care.

STAR Annual Bonus

The STAR program links a substantial portion of each NEO’s annual cash compensation to the Company’s performance for the fiscal year. The program focuses on the achievement of business unit results (weighted as applicable for each NEO) but also includes a component that measures the performance of the overall Company. An ESG Factor measures total Company progress towards key ESG goals in the prior fiscal year. STAR awards are generally paid in cash, but executives can also elect to receive all or part of their awards in stock options or non-qualified deferred compensation.

STAR awards for NEOs are calculated using the following formula:

The basis for each element of STAR is:

STAR Target. The C&LD Committee sets STAR targets for NEOs using annual bonus benchmarks for similar positions in our Peer Group.

34 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Business Unit Performance Factor. The CEO, CFO, and CHRO (“STAR Committee”) recommend Business Unit Performance Factors based on a retrospective assessment of the performance of each business unit against six metrics:

Goal	What It Measures	Purpose of the Measure
Organic Sales Growth	One-year business unit sales growth	Rewards meeting / exceeding sales growth targets
Operating Profit Growth	One-year business unit profit growth	Rewards meeting / exceeding profit growth targets
Adjusted Free Cash Flow Productivity	One-year business unit cash flow productivity	Rewards effective conversion of earnings into cash
Value Share	One-year business unit increase in value share	Rewards market share growth versus competition
Operating TSR	One-year business unit total shareholder return	Rewards balanced top- and bottom-line growth with strong cash flow
Internal Controls	One-year measure of audit results and issue remediation	Rewards strong governance and stewardship

This assessment is compared to each business unit’s role in the portfolio, reflecting the different industries in which the Company’s businesses compete and their growth potential. The C&LD Committee then determines the Business Unit Performance Factors based on the STAR Committee’s recommendations. None of the officers on the STAR Committee participates in discussions of or recommends their own STAR awards to the C&LD Committee. The Business Unit Performance Factors can range between 0% and 200%. The Business Unit Performance Factor for global business services and corporate functions is the weighted average of the Business Unit Performance Factors for all the global business units and enterprise market operations in order to align all organizations with the six metrics.

The Business Unit Performance Factor for NEOs who lead multiple business units is based on a combination, as determined by the STAR Committee, of the results of the business units for which the NEO is ultimately responsible. There are no separate performance goals for the business unit combinations for purposes of compensation.

To better align STAR awards with individual and local performance, the President of each business may differentiate award levels based on the overall performance of lower-level divisions, provided the total expenditure does not exceed what was approved by the STAR Committee. This differentiation only impacts awards for those employees below the President level and thus does not impact NEO compensation.

Total Company Performance Factor. The C&LD Committee sets targets for the Company’s annual Organic Sales Growth and Core EPS Growth as the basis for the Total Company Performance Factor to encourage a balanced focus on both topline and bottom-line results and to encourage collaboration among the business units. These targets are typically linked to the external financial guidance provided at the beginning of the fiscal year, and the Core EPS target specifically includes the expected impact of our share repurchase program. The Committee establishes performance targets and a payout scale from 0% to 200% for each measure, with each weighted 50% and added together to produce the Total Company Performance Factor.

ESG Factor. Senior executives, including the NEOs, have an ESG Factor applied to their Total Company Performance Factor as a multiplier in a range of 80%—120%. The ESG Factor is recommended by the STAR Committee and determined by the C&LD Committee based on an ESG scorecard assessment of FY 2021-22 progress towards key long-term environmental sustainability and equality and inclusion goals.

While the formula described above is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

2022 Proxy Statement 35

COMPENSATION DISCUSSION & ANALYSIS

FY 2021-22 STAR Annual Bonus

Mr. Taylor’s STAR target was adjusted from 200% to 150% in conjunction with his transition from CEO to Executive Chairman of the Board. His target was prorated at 167% reflecting the time he spent in each role during the fiscal year. Mr. Moeller’s STAR target was increased from 140% in his prior role to 200% as CEO and was prorated at 180%, reflecting his mid-year election to CEO. Mr. Schulten’s STAR target was increased from 110% to 115% effective July 1, 2021 based on a competitive market review. The STAR target for Mr. Jejurikar increased from 110% to 120%, effective October 1, 2021, but was prorated at 117.5%, reflecting his mid-year appointment as COO. Ms. Francisco’s and Ms. Keith’s STAR targets increased from 100% to 110% effective July 1, 2021, based on a competitive market review of their positions. Ms. Tastad’s STAR target increased from 100% to 105%, effective July 1, 2021, based on the competitive market, and then increased again to 110%, effective August 1, 2021, based on her appointment to CEO – Health Care. Her final target award was prorated at 109.5%.

At the beginning of FY 2021-22, the C&LD Committee established the Company’s Organic Sales Growth target at 3-3.5% and the Core EPS Growth target at 4.5%. These targets reflected a highly volatile outlook on projections of significant increases in raw materials and transportation costs, as well as pandemic-related supply chain constraints. These goals were used to establish a payout scale from 0% to 200% of target for each measure with a 100% payout for target performance. Both measures’ results were weighted at 50% and added together to derive the Total Company Performance Factor. Organic Sales Growth and Core EPS Growth were 6.7% and 2.7%, respectively, resulting in a Total Company Performance Factor of 132%. These results reflected the strong execution of our integrated strategy and the agility of the organization to navigate the challenges of increased inflationary pressures and supply chain constraints.

The C&LD Committee established an ESG Scorecard at the beginning of the Fiscal Year, which included progress and plans towards key goals in the areas of greenhouse gas emission reduction, sustainable packaging, responsible sourcing of palm oil and certified fiber, and women and US ethnic representation at management and executive levels. Based on a retrospective assessment of results delivered and plans towards these key environmental sustainability ambitions and equality and inclusion goals, the C&LD Committee approved an ESG Factor of 110%. This resulted in a modified Total Company Factor of 145% for the NEOs. The approved ESG Factor reflects the Committee’s assessment that, in light of results delivered in FY2021-22 and plans in place to enable future progress, the Company currently expects to reach each of the measured environmental sustainability and equality and inclusion goals by their target date, and in some cases, sooner.

The C&LD Committee then reviewed the recommendations provided for the Business Unit Performance Factors and, after considering the performance of the total Company and ESG results, and the appropriate combination of Business Unit Performance Factors for each NEO, approved the following STAR awards:

FY 2021-22 STAR AWARDS

NEO	STAR Target ($)	Business Unit Factor (70% Weight) (%)	Unadjusted Total Company Factor (%)	ESG Factor (%)	ESG Adjusted Total Company (30% Weight) (%)	STAR Award ($)	STAR Award (% of Target)

David S. Taylor	2,400,000	134	132	110	145	3,296,640	137

Jon R. Moeller	2,880,000	134	132	110	145	3,955,968	137

Andre Schulten	943,000	134	132	110	145	1,295,305	137

Ma. Fatima D. Francisco	924,000	159 (Baby/Fem), 144 (Baby/Fem/Fam)	132	110	145	1,348,439	146

Shailesh Jejurikar	1,175,000	158.5 (Fabric/Home), 134 (Average Award)	132	110	145	1,661,143	141

R Alexandra Keith	1,001,000	80	132	110	145	996,596	100

Carolyn M. Tastad	942,417	142 (N. America), 152.5 (Health)	132	110	145	1,411,016	150

36 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

In keeping with good governance practices, the NEO members of the STAR Committee (CEO, CFO, CHRO) did not recommend their own awards. Instead, the C&LD Committee used the weighted average of all Business Unit Performance Factors and the Total Company Performance Factor (as modified by the ESG Factor) to determine the awards according to the STAR formula for Mr. Moeller and Mr. Schulten. Mr. Taylor also received the weighted average of all Business Unit Performance Factors.

The STAR awards recommended to the C&LD Committee for the remaining NEOs were computed using the formula described on page 34 of this proxy statement. Ms. Francisco’s Business Unit Performance Factor was based on two months as the CEO, Baby and Feminine Care and 10 months as the CEO – Baby, Feminine and Family Care. Mr. Jejurikar’s Business Unit Factor was prorated to reflect three months in his role of CEO – Fabric and Home Care and nine months as COO. For his role as CEO – Fabric and Home Care, the Business Unit Performance Factor was a combination of the Fabric Care, Home Care, and P&G Professional businesses. For his role as COO, Mr. Jejurikar received the weighted average of all Business Unit Performance Factors. Ms. Keith’s Business Unit Performance Factor was based on her role as CEO – Beauty. For Ms. Tastad, her Business Unit Performance Factor was based on one month of North America business results and 11 months based on Global Health Care business results.

Long-Term Incentives

The majority of the NEOs’ compensation is delivered through two long-term incentives tied to sustained Company performance: the PSP and the LTIP.

The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term target compensation of comparable positions in the compensation peer group, regressed for revenue size. The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO, including that individual’s leadership skills. These recommendations can be up to 50% above or 50% below the benchmarked target for each level and role. The CEO also recommends additional LTI bonus amounts for NEOs that have delivered exceptional results in Equality & Inclusion in their business area.

The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. One half of each NEO’s annual long-term compensation is allocated to PSP through an initial PSU grant as described below. The other half is an LTIP grant.

2022 Proxy Statement 37

COMPENSATION DISCUSSION & ANALYSIS

Performance Stock Program (PSP)

The PSP aligns the interests of the NEOs with those of shareholders by encouraging NEOs to focus on the aspects of the long-term performance of the Company that create shareholder value. In the first year of each three-year performance period, the C&LD Committee grants PSUs to each NEO. The number of PSUs that vest at the end of the performance period will depend on Company results against predetermined performance goals over the three-year period. The C&LD Committee sets targets at the beginning of each performance period for the following categories (“Performance Categories”):

Goal	What It Measures	Purpose of Measure

Relative Organic Sales Growth	3-year compounded organic sales growth relative to the competitive peer group	Rewards strong organic sales growth relative to peers
Core EPS Growth	3-year compounded core earnings per share growth	Rewards meeting / exceeding Core EPS Growth target
Constant Currency Core Before–Tax Operating Profit Growth	3-year core before tax profit excluding the impact of foreign exchange	Rewards meeting / exceeding operating profit growth target
Adjusted Free Cash Flow Productivity	3-year average free cash flow productivity	Rewards effective conversion of earnings into cash to enable strong cash return to shareholders
Relative TSR Multiplier	3-year Total Shareholder Return relative to competitive peer group	Increases payouts for top quartile performance and reduces payouts for bottom quartile performance

The Core EPS Growth target for year one of the PSP program is typically linked to the external financial guidance provided at the beginning of the fiscal year. The Core EPS Growth targets for years two and three are based on our longer-term expected growth rates. These targets include the best estimates of the impact of our share repurchase program. The C&LD Committee then assigns a minimum and maximum performance goal for each Performance Category. At the end of the three-year performance period, each Performance Category will have a Performance Factor between 0% and 200%, depending on results achieved in each category. The Performance Factor will be 100% if the business results for the category are at target. Business results falling between the minimum and maximum performance goals are determined via linear interpolation. We believe that using a sliding scale to reward performance, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to earn payments under the program. To determine the vested PSUs at the end of each three-year performance period, the C&LD Committee multiplies the initial PSU grant (plus compounded dividend equivalents) by the weighted average of the Performance Factors and the Relative TSR Multiplier, which is set at 125% for results in the top quartile of our peer set and 75% for results in the bottom quartile.

The formula is as follows:

38 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

PSUs vest at the end of the three-year performance period, and the final payouts are determined. Upon settlement of their PSUs, NEOs may elect to defer receipt of the shares of Common Stock by choosing to instead receive retirement deferred RSUs.

Long-Term Incentive Program (LTIP) Grant

The LTIP grant is the second component of the Company’s long-term incentive compensation for its senior executives. Executives can elect to receive all or a portion of their LTIP grants in either RSUs or stock options prior to the grant date, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee. Stock options do not vest (and therefore are not exercisable) until three years from the date of grant, and they expire ten years from the date of grant or earlier in the case of certain termination events. RSUs cliff-vest three years after grant date and are delivered, upon vesting, in shares of Common Stock, along with compounded dividend equivalents. These awards focus executives on the long-term success of the Company, and we believe the vesting restrictions enhance retention because employees who voluntarily resign from the Company during the specified vesting periods forfeit their grants.

FY 2021-22 Long-Term Incentive Grants

The following long-term incentive grants were made on October 1, 2021. These award amounts were based on market median and each individual’s performance and business results during the prior fiscal year (2020-21). Award amounts approved by the C&LD Committee vary from the grant date fair value shown in the table due to the impact of the Relative TSR Multiplier on the fair value of the PSUs granted under the PSP on the grant date. The actual compensation realized by each NEO will be determined by future Company performance.

FY 2021-22 LONG-TERM INCENTIVE GRANTS
	PSP Grant		LTIP Grant			Total
	PSUs	Grant Date	Options	RSUs	Grant Date	Grant Date
		Fair Value			Fair Value	Fair Value
NEO	(#)	($)	(#)	(#)	($)	($)

David S. Taylor	44,778	6,963,427	187,212	15,673	6,250,137	13,213,564

Jon R. Moeller	40,121	6,239,217	154,839	16,049	5,600,125	11,839,342

Andre Schulten	12,896	2,005,457	62,212	3,224	1,800,006	3,805,463

Ma. Fatima D. Francisco	12,825	1,994,416	82,489	0	1,790,011	3,784,427

Shailesh Jejurikar	14,329	2,228,303	92,166	0	2,000,002	4,228,305

R. Alexandra Keith	13,645	2,121,934	65,824	3,412	1,904,628	4,026,562

Carolyn Tastad	13,004	2,022,252	62,731	3,251	1,815,038	3,837,290

Long-Term Incentive Grants were determined by the C&LD Committee as follows:

●

Mr. Taylor received a $12,500,000 long-term incentive award. In determining this award, the Committee reviewed competitive market data for both CEO and Executive Chair positions and accounted for Mr. Taylor’s strong performance as CEO and his new position as Executive Chairman.

●	Mr. Moeller received a long-term incentive award of $11,200,000 after the Committee reviewed competitive market data for CEO positions and accounted for his prior performance as Vice Chairman and COO.
●	Mr. Schulten received a long-term incentive award of $3,600,000 based on competitive market data and his performance in his first full year as CFO.
●	Ms. Francisco received a long-term incentive award of $3,580,000 based upon market data for her position, as well as strong business results as the CEO of the Baby and Feminine Care businesses.
●	Mr. Jejurikar received a long-term incentive award of $4,000,000 in connection with his appointment as COO and based on his prior business results as CEO – Fabric and Home Care.
●

Ms. Keith received a long-term incentive award of $3,809,000 based on updated market data for her position, as well as her strong business results in her role as CEO – Beauty and her additional duties as Executive

2022 Proxy Statement 39

COMPENSATION DISCUSSION & ANALYSIS

Sponsor for Corporate Sustainability. Ms. Keith’s award also included the LTI Equality & Inclusion bonus as recommended by the CEO for her exceptional contributions to Equality & Inclusion initiatives within the Beauty organization.

●

Ms. Tastad received a long-term incentive award of $3,630,000 based on updated market data for her position, as well as her strong business results in her role as Group President – North America and Chief Sales Officer. Ms. Tastad’s award also included the LTI Equality & Inclusion bonus as recommended by the CEO for her exceptional contributions to Equality & Inclusion initiatives in North America.

PSP Goal Setting

In conjunction with deciding the amount and allocation of the NEOs’ long-term incentive opportunities for FY 2021-22, the C&LD Committee set the PSP goals listed below for the three-year performance period starting July 1, 2021 through June 30, 2024. The delivery of results against these goals, combined with the relative TSR multiplier, will determine the ultimate payout for this portion of compensation.

PSP GOALS FOR PERFORMANCE PERIOD JULY 1, 2021–JUNE 30, 2024
Organic Sales Growth Percentile Rank in Peer Group (30% Weighting)[1]		Constant Currency Core Before-Tax Operating Profit Growth (20% Weighting)[2]		Core EPS Growth (30% Weighting)[3]		Adjusted Free Cash Flow Productivity (20% Weighting)[4]
% Growth	Payout Factor	% Growth	Payout Factor	% Growth	Payout Factor	%	Payout Factor

80th	200%	≥9.7	200%	≥11.2	200%	≥115	200%

70th	167%	8.0	167%	9.5	167%	107	167%

60th	133%	6.4	133%	7.9	133%	98	133%

Target 50th	100%	Target 4.7	100%	Target 6.2	100%	Target 90	100%

40th	67%	3.0	67%	4.5	67%	82	67%

30th	33%	1.4	33%	2.9	33%	73	33%

<20th	0%	≤0.3	0%	≤1.2	0%	≤65	0%

1 Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions, divestitures, foreign exchange, and certain other items (as appropriate) from year-over-year comparisons. Relative Organic Sales growth is a measure of the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a definition of non-GAAP measures.

2 Constant Currency Core Before-Tax Operating Profit Growth is a measure of operating profit growth adjusted to exclude foreign exchange impacts and certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures. The target for Constant Currency Core Before-Tax Operating Profit Growth reflects the forecast for increased commodity and transportation costs.

3 Core EPS Growth is a measure of the Company’s diluted net earnings per share growth, adjusted for certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.

4 Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow excluding (as appropriate) certain impacts less the 3-year sum of Capital Expenditures to the 3-year sum of Net Earnings excluding (as appropriate) certain charges. See Exhibit A for a definition of non-GAAP measures.

40 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Looking Back: Realized Pay for PSP Performance Period July 1, 2019–June 30, 2022

In addition to setting the performance goals for the new PSP cycle, the C&LD Committee reviewed the results for the performance period (July 1, 2019 to June 30, 2022), which paid out in August 2022. The C&LD Committee reviewed these results against the goals established at the beginning of that performance period to determine the realized pay for each NEO. PSP paid out at 200% of target based on exceptional financial results and top quartile TSR results vs. our competitive marketplace peers.

PSP RESULTS FOR JULY 1, 2019–JUNE 30, 2022

Performance Factors	Target	Actual	Weight	Result

Relative Organic Sales Growth[1]	50th Percentile	83rd Percentile	30%	200%

Constant Currency Core Before-Tax Operating Profit Growth[2]	6.0%	10.0%	20%	180%

Core EPS Growth[3]	7.0%	8.7%	30%	134%

Adjusted Free Cash Flow Productivity[4]	90%	104%	20%	156%

Weighted Average of Performance Factors				167%

Relative TSR Modifier[5]				125%

Final PSP Payout[6]				200%

1 Organic Sales Growth is the sales growth excluding the impacts of divestitures and foreign exchange from year-over-year comparisons. Relative Organic Sales growth is a measure of the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a reconciliation of non-GAAP measures.

2 Constant Currency Core Before-Tax Operating Profit Growth is the 3-year compound annual growth rate of Before-Tax Operating Profit, adjusted to exclude foreign exchange impacts and incremental restructuring in fiscal year 2020. See Exhibit A for a reconciliation of non-GAAP measures.

3 Core EPS Growth is the 3-year compound annual growth rate of the Company’s diluted net earnings per share, adjusted for charges for early extinguishment of debt in fiscal 2021 and incremental restructuring in fiscal year 2020. See Exhibit A for a reconciliation of non-GAAP measures.

4 Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow (excluding tax payments related to the transitional taxes from the U.S. Tax Act in all periods and tax payments related to the Merck Consumer OTC Healthcare acquisition in fiscal 2020, less the 3-year sum of Capital Expenditures) to the 3-year sum of Net Earnings (excluding the losses on early extinguishment of debt in fiscal 2021). See Exhibit A for a reconciliation of non-GAAP measures.

5 The Relative TSR Modifier is a measure of P&G’s relative market total shareholder return performance versus a competitive peer group, calculated as a 3-year compound annual growth rate of the stock price including the impact of reinvested dividends.

6 The Final PSP payout was capped at 200% according to the program rules.

2022 Proxy Statement 41

COMPENSATION DISCUSSION & ANALYSIS

The resulting NEO payouts are indicated below:

REALIZED PAY FOR PERFORMANCE PERIOD JULY 1, 2019– JUNE 30, 2022

Named Executive Officer	Initial # of PSUs Granted Plus Dividend Equivalents	Market Value of Target Award @ $143.79	PSP Payout Factor	Final # of PSUs Awarded	Market Value of Final Award @ $143.79

David S. Taylor	64,092	9,215,784	200%	128,184	18,431,577

Jon R. Moeller	32,628	4,691,640	200%	65,257	9,383,304

Andre Schulten	1,423	204,586	200%	2,846	409,226

Ma. Fatima D. Francisco	14,188	2,040,118	200%	28,377	4,080,329

Shailesh Jejurikar	15,607	2,244,116	200%	31,214	4,488,261

R. Alexandra Keith	15,840	2,277,674	200%	31,681	4,555,411

Carolyn Tastad	15,292	2,198,783	200%	30,584	4,397,673

The market value of PSUs was calculated by multiplying the number of PSUs and accumulated dividend equivalents by the Company stock price as of June 30, 2022. These PSUs will deliver in shares of Common Stock or retirement deferred RSUs (as elected by the participants) in August 2022. The market value of the final award does not include a final payment of dividend equivalents on the PSUs, which took place on August 15, 2022, prior to delivery in shares.

Special Equity Awards

On occasion, the C&LD Committee makes special equity grants in the form of RSUs to senior executives to encourage retention of the talent necessary to manage the Company successfully or to recognize superior performance. On July 1, 2021, the C&LD Committee approved an RSU award of $2,000,000 to Ms. Keith, which was granted on August 2, 2021. The award vests 50% on August 2, 2024, and the remaining 50% on August 3, 2026.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the NEOs. Under the PST, the Company makes an annual contribution of cash, which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in the PST (including the NEOs) do not receive their full contributions due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under the PST and what would have otherwise been contributed under the PST but for the tax limitations. Participants are vested in their PST accounts after five years of service, and similarly, their PST Restoration RSUs become non-forfeitable after five years of service.

In addition, some individuals who would otherwise participate in the PST are ineligible due to their work locations. As a result, they participate in the nonqualified International Retirement Plan (“IRP”). These individuals receive RSUs valued at an amount equal to the contribution that would have otherwise been contributed under the PST had they been eligible to participate in the PST. IRP RSUs also become non-forfeitable after five years of service.

The PST, the PST Restoration Program, and the IRP have created ownership at all levels of the Company. These programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

42 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

For non-U.S.-based employees, individual country plans provide retirement benefits. In addition, employees who work in multiple countries during their careers may also be eligible for supplemental benefits under the Global International Retirement Arrangement (“IRA”). Messrs. Schulten and Jejurikar and Mses. Francisco and Tastad participate in the IRA. Mr. Schulten also participates in a German Pension Plan, while Ms. Tastad participates in a Canadian Pension Plan.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR awards and up to 75% of their annual salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. No changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (less than 2%) of total compensation for the NEOs during FY 2021-22.

Benefits that safeguard senior executives, such as home security systems, secured workplace parking, and annual physical health examinations, are available to NEOs as needed. While Company aircraft are generally only used for Company business, for security reasons the CEO and the Executive Chairman are required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, NEOs may travel to outside board meetings on Company aircraft. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, NEOs and their spouses/guests may join these flights for personal travel. To the extent any travel on Company aircraft (e.g. personal/spouse/guest travel) results in imputed income to an NEO, the NEO is responsible for paying the taxes on that income, and the Company does not provide separate gross-up payments based on the NEO’s personal income tax due. We also reimburse NEOs for the cost of some tax preparation and financial counseling to keep NEOs’ attention focused on Company business and to support accurate personal tax reporting. To further increase executive efficiency, we provide limited local transportation within Cincinnati. We provided executive group whole life insurance coverage (equal to annual salary rate plus STAR target up to $5,000,000) to certain executives, including the NEOs, under a program now closed to new participants. The C&LD Committee periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices.

2022 Proxy Statement 43

COMPENSATION DISCUSSION & ANALYSIS

Compensation Governance Practices and Oversight

Our executive compensation practices are designed to incent strong performance, support good governance, and mitigate excessive risk-taking.

What We Do:
☑ Target compensation at the median of an appropriate peer group, with substantial variation based on performance.
☑ Significant share ownership and equity holding requirements are in place for senior executives.
☑ Multiple performance metrics under STAR and PSP remove any incentive to focus on a single performance goal to the detriment of other goals.
☑ Appropriate balance between short-term and long-term compensation discourages short-term risk-taking at the expense of long-term results.
☑ Double Trigger. Time-based equity awards do not vest solely on account of a change in control (requires a qualifying termination following a change in control).
☑ Engagement of an Independent Advisor. Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

☑   Clawback policy permits the C&LD Committee to recoup certain compensation payments in the event of a significant restatement of financial results for any reason. Additionally, the two most recent stock plans allow recovery of proceeds from stock awards if a participant violates certain plan provisions such as taking actions that may damage the reputation, goodwill, or stability of the Company.

What We Do Not Do:
☒ No employment contracts with executives containing special severance payments such as golden parachutes.
☒ No special executive retirement programs and no severance programs that are specific to executive officers.
☒ No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.
☒ No excessive perquisites for executives.
☒ No hedging or engaging in the following transactions that include shares of Common Stock: pledging, collars, short sales, and other derivative transactions.
☒ No re-pricing or backdating stock options.

Board and Compensation Committee Oversight

Role of the Committee

The C&LD Committee is responsible to the Board for the Company’s overall compensation policies and their specific application to principal officers elected by the Board. In setting and overseeing executive pay, the C&LD Committee reviews a broad spectrum of information, including the ratio between the total compensation of the median employee and the total compensation of the CEO (found on page 66 of this proxy). Across the Company, total compensation is benchmarked against an appropriate peer group, using median market pay as the competitive benchmark. Compensation can then be adjusted based on performance. In setting CEO and executive pay, the C&LD Committee takes into account the executive’s experience in the particular role, as well as the performance of the total Company and business units, and also considers individual performance. In setting CEO pay, other factors are considered by the Committee, such as the degree of pay alignment with the Company’s relative Total Shareholder Return (TSR) rank and the appropriate mix of short- and long-term pay and fixed and performance-based pay.

44 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Role of Compensation Consultant

For FY 2021-22, the C&LD Committee entered into an agreement with Meridian Compensation Partners, LLC (“Meridian”), to advise on various compensation matters, including peer group identification, competitive practices and trends, specific program design, and actions with respect to NEO and principal officer compensation. In August 2021, the C&LD Committee evaluated the independence of Meridian, taking into account any relationships with the Company’s Directors, officers, and employees in accordance with NYSE listing standards. Based on this evaluation, the C&LD Committee concluded that Meridian was an independent advisor. Under the terms of its agreement with the C&LD Committee, Meridian does not conduct any other business for the Company or its management, and the C&LD Committee has direct responsibility for oversight and compensation of the work performed by Meridian. The C&LD Committee generally meets with its independent compensation consultant in an executive session at regularly scheduled C&LD Committee meetings.

Consideration of Most Recent “Say on Pay” Vote

The Committee reviewed the results of the annual shareholder advisory vote on NEO compensation (the “Say on Pay” vote) that was held at the 2021 annual meeting of shareholders. Approximately 91% of the votes cast on the proposal were cast in support of the compensation of our NEOs. Given the positive endorsement of the Company’s executive compensation decisions, the Committee did not make any changes to the Company’s program or policies as a result of the Say on Pay vote.

Establishing Peer Groups and Market-Based Compensation

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at companies considered to be our peers (“Peer Group”), based on criteria described below. The C&LD Committee sets targets for each element of compensation considering the same elements of compensation paid to those holding similar roles at companies in our Peer Group, focusing on positions with similar management and revenue responsibility. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue, market capitalization, and relative performance compared to our Peer Group.

In the February 2021 C&LD Committee meeting, the Peer Group to be used for FY 21-22 compensation decisions was determined objectively based on global companies that meet the following criteria:

●	Have revenue comparable to the Company ($72.5 billion) and/or market capitalization comparable to the Company (approximately $345 billion) using data as of December 2020
●	Peer Group revenues range from $16 billion to $548 billion with a median of $66 billion
●	Peer Group market capitalization ranges from $32 billion to $1,682 billion with a median of $181 billion
●	Compete with the Company in the marketplace for business and investment capital
●	Compete with the Company for executive talent
●

Have generally similar pay models. We do not compare with companies in the financial services or insurance industries, where the mix of pay elements or program structure is generally materially different from our mix of pay elements and program structure

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the Peer Group. Changes to the Peer Group are carefully considered and made infrequently to ensure continuity from year to year. For compensation decisions made in FY 2021-22, the Committee did not make any changes to the Peer Group.

2022 Proxy Statement 45

COMPENSATION DISCUSSION & ANALYSIS

Peer Group for Relative Organic Sales Growth and Relative TSR Multiplier

The Company also establishes a peer group to calculate Relative Organic Sales Growth and the Relative TSR Multiplier used in our PSP formula. These companies are ones with which we compete in the marketplace.

Peer Group for FY 2021-22 Compensation Decisions			Peer Group for Relative Organic Sales Growth and TSR Multiplier for 2021-24
Performance Period
Unique Peers		Common Peers	Unique Peers
3M	Lockheed Martin	Colgate-Palmolive	Beiersdorf
Abbott Laboratories	Merck	Johnson & Johnson	Church & Dwight
AT&T	Microsoft	Kimberly-Clark	Clorox
Boeing	Mondelez		Edgewell
Chevron	Nike		Essity
Coca-Cola	PepsiCo		Henkel
ExxonMobil	Pfizer		Kao
General Electric	Raytheon Technologies		L’Oreal
HP	Verizon		Reckitt Benckiser
Home Depot	Wal-Mart Stores		Unicharm
IBM			Unilever

While the target total compensation for our NEOs is set considering size-adjusted median target total compensation within our Peer Group, actual compensation varies depending on the NEO’s responsibility and experience in the particular role, as well as on total Company, business unit, and individual performance. Consistent with our principles to pay for performance and pay competitively, substantial differences may exist among NEOs’ pay.

Stock Ownership Requirements

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and Equity Holding Requirement.

The Executive Share Ownership Program requires Executive Officers to hold a certain multiple of their salary in Company stock and/or RSUs. At its meeting on August 9, 2021, the C&LD Committee approved changes to the Executive Share Ownership Program based on an assessment of peer and market prevalent practices. Changes were made to exclude unvested PSUs from the calculation of share ownership and to change the ownership requirements so that all NEOs other than the CEO and Executive Chair are required to hold four times salary. The CEO and Executive Chair ownership requirement remained at eight times salary. The C&LD Committee annually reviews these holdings, and as of April 1, 2022, all of the NEOs, including the CEO and Executive Chair, exceeded these requirements.

The Equity Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options or receiving shares from RSU settlements or PSU payouts. The equity holding requirement applies when an executive, including NEOs, has not met the ownership requirements of the Executive Share Ownership Program. When the holding requirement applies, the CEO is required to hold the net shares received from stock option exercises and RSU and PSU settlements for at least three years, and the other NEOs are required to hold net shares received for at least one year. The holding requirement does not apply to unrestricted stock or to STAR awards that executives elect to take as stock options instead of cash.

Mitigation of Excessive Risk-Taking

Recoupment & Clawback

The C&LD Committee’s Senior Executive Officer Recoupment Policy permits the C&LD Committee to recoup or “clawback” certain STAR or long-term incentive program payments made to executives in the event of a

46 The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

significant restatement of financial results for any reason. This authority is in addition to the C&LD Committee’s authority under The Procter & Gamble 2019 Stock and Incentive Compensation Plan (“2019 Plan”) and prior plans to suspend or terminate any outstanding equity if the C&LD Committee determines that the participant violated certain plan provisions. Moreover, the 2019 Plan, The Procter & Gamble 2014 Stock and Incentive Compensation Plan (“2014 Plan”), and The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”), each has a clawback provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions, such as taking actions that are significantly contrary to the best interests of the Company, including actions that cause harm to the Company’s reputation, stability, or goodwill.

Prohibition of Use of Company Stock in Derivative Transactions

The Company’s Global Insider Trading Policy prohibits NEOs from engaging in derivative transactions involving Company stock, including pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the approximately one-month period following a public earnings announcement or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non-business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose to their relocations. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary because our executives have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special executive severance payments, such as golden parachutes, to the Company’s executives. In the event the Company encourages an NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive (but is not guaranteed) a separation allowance of up to one year’s annual salary, calculated based on years of service.

2022 Proxy Statement 47

EXECUTIVE COMPENSATION

Executive Compensation

The following tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years shown. Titles reflect the roles held by each NEO on June 30, 2022.

FY 2021-22 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings[4] ($)	All Other Compen- sation[5] ($)	Total ($)

David S. Taylor Executive Chairman of the Board and Former Chief Executive Officer	2021-22	1,400,000	3,296,640	9,490,185	4,062,500	0	0	346,057	18,595,382
	2020-21	1,783,333	6,570,000	10,652,543	4,631,265	0	0	263,240	23,900,381
	2019-20	1,700,000	6,014,600	11,242,037	3,437,505	0	0	510,986	22,905,128

Jon R. Moeller President and Chief Executive Officer	2021-22	1,466,667	3,955,968	8,684,664	3,360,006	0	0	248,710	17,716,015
	2020-21	1,191,667	3,066,000	5,157,020	2,756,266	0	0	92,223	12,263,176
	2019-20	1,150,000	2,848,090	4,863,501	2,625,010	0	0	119,421	11,606,022

Andre Schulten Chief Financial Officer	2021-22	802,500	1,295,305	2,528,746	1,350,000	0	0	87,630	6,064,181
	2020-21	608,583	951,563	666,792	0	0	0	71,177	2,298,115

Ma. Fatima D. Francisco

CEO—Baby , Feminine, and Family Care	2021-22	825,000	1,348,439	2,104,274	1,790,011	0	0	88,921	6,156,645

Shailesh Jejurikar Chief Operating Officer	2021-22	952,500	1,661,143	2,292,712	2,000,002	0	0	131,916	7,038,273
	2020-21	798,333	1,614,330	1,900,372	1,674,109	0	0	236,329	6,223,473

R. Alexandra Keith
CEO—Beauty	2021-22	885,000	996,596	4,714,986	1,428,381	0	0	323,785	8,348,748

Carolyn M. Tastad Sector CEO—Health Care, Special Advisor	2021-22	847,500	1,411,016	2,594,491	1,361,263	0	0	96,598	6,310,868
	2020-21	808,333	924,000	2,105,711	1,790,011	0	0	90,109	5,718,164
	2019-20	793,333	1,544,000	2,299,344	1,230,165	0	899,000	85,215	6,851,057

1 For FY 2021-22, Bonus reflects FY 2021-22 STAR awards that will be paid on September 15, 2022. Each NEO who participated in STAR could elect to take his or her STAR award in cash, deferred compensation, or stock options. For FY 2021-22, Mr. Taylor took his STAR award as 90% cash, and 10% deferred compensation. Mr. Moeller and Ms. Tastad took their awards as 100% cash. Mr. Schulten, Mr. Jejurikar, and Ms. Keith took their awards in 100% stock options. Ms. Francisco took her award in 100% deferred compensation

2 For FY 2021-22, Stock Awards include the grant date fair value of any PST Restoration Program awards granted in August 2021 and the PSUs granted in October 2021 under the PSP. It also includes the grant date fair value of RSUs granted in October 2021 under the LTIP Stock Grant and for Ms. Keith, the special award of RSUs granted in August 2021. The amount shown is determined in accordance with FASB ASC Topic 718. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 37-40 of the Compensation Discussion & Analysis. For PSP awards, which are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the PSUs assuming the highest level of performance conditions will be achieved is: Mr. Taylor, $12,500,000; Mr. Moeller, $11,200,000 ; Mr. Schulten, $3,600,000 ; Ms. Francisco, $3,580,000; Mr. Jejurikar, $4,000,000; Ms. Keith, $3,809,000; and Ms. Tastad, $3,630,000.

3 Option Awards for FY 2021-22 include the grant date fair value of each LTIP Stock Grant, determined in accordance with FASB ASC Topic 718.

48 The Procter & Gamble Company

EXECUTIVE COMPENSATION

We utilize an industry standard lattice-based valuation model to calculate the fair value for stock options granted. Assumptions utilized in the model, which are evaluated and revised to reflect market conditions and experience, were as follows:

Years ended June 30:	2022	2021	2020

Interest rate	0.1–1.6%	0.1–0.7%	1.1–1.4%

Weighted average interest rate	1.5%	0.6%	1.3%

Dividend yield	2.4%	2.4%	2.4%

Expected volatility	19%	20%	17%

Expected life in years	9.1	9.2	9.2

Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatility is based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see pages 37-40 of the Compensation Discussion & Analysis.

4 This column reflects aggregate changes in the actuarial present value of Mr. Schulten’s, Ms. Francisco’s, Mr. Jejurikar’s and Ms. Tastad’s pension benefits under The Procter & Gamble Company Global IRA (the “IRA”), Mr. Schulten’s pension benefits under The Procter & Gamble Pension Plan (Germany) and Ms. Tastad’s pension benefits under The Procter & Gamble Company Canada Plan. The amounts for Mr. Schulten, Ms. Francisco, Mr. Jejurikar and Ms. Tastad were $(753,000), $(1,248,000), $(795,000), and $(920,000), respectively, and are not included in the Summary Compensation Table. None of the other NEOs participates in a pension plan. None of the NEOs had above-market earnings on deferred compensation.

5 Please see the table below for information on the numbers that comprise the All Other Compensation column.

6 Ms. Keith’s salary in FY 2021-22 was converted to and paid in Swiss francs using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

ALL OTHER COMPENSATION

Name and Principal Position	Year	Retirement Plan Contributions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Expatriate, Relocation and Tax Equalization Paymentsiv ($)	Executive Benefits[v] ($)	Total ($)
David S. Taylor
Executive Chairman of the Board and Former Chief Executive Officer	2021-22	68,917	19,956	5,750	0	251,434	346,057
	2020-21	64,088	17,856	5,650	0	175,646	263,240
	2019-20	60,244	15,825	5,550	0	429,367	510,986
Jon R. Moeller	2021-22	68,917	21,063	5,750	0	152,981	248,710
President and Chief Executive Officer	2020-21	64,088	13,985	5,650	0	8,500	92,223
	2019-20	60,244	11,827	5,550	0	41,800	119,421
Andre Schulten	2021-22	68,917	4,101	4,313	0	10,300	87,630
Chief Financial Officer	2020-21	64,088	1,926	4,238	0	925	71,177
Ma. Fatima D. Francisco
CEO—Baby, Feminine, and Family Care	2021-22	68,917	5,754	5,750	0	8,500	88,921
Shailesh Jejurikar	2021-22	37,888	8,386	5,750	69,555	10,337	131,916
Chief Operating Officer	2020-21	35,482	6,105	5,650	174,199	14,893	236,329
R. Alexandra Keith
CEO—Beauty	2021-22	68,917	6,136	5,750	231,310	11,673	323,785
Carolyn M. Tastad	2021-22	68,917	11,631	5,750	0	10,300	96,598
Sector CEO, Health Care, Special Advisor	2020-21	64,088	10,071	5,650	0	10,300	90,109
	2019-20	60,244	9,121	5,550	0	10,300	85,215

2022 Proxy Statement 49

EXECUTIVE COMPENSATION

i Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program, a nonqualified defined contribution plan. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

ii Under the Executive Group Life Insurance Program (“EGLIP”), which was closed to new participants in 2013, the Company provides key executives life insurance coverage equal to salary plus their STAR target up to a maximum of $5,000,000. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2021 and calendar year 2022, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2021 and 2022 under these policies were as follows: Mr. Taylor, $0, Mr. Moeller, $172,244, Mr. Schulten, $46,454, Ms. Francisco, $46,348, Mr. Jejurikar, $51,033, Ms. Keith, $49,065, and Ms. Tastad, $56,511. This program is in addition to any other Company-provided group life insurance in which an NEO may enroll that is also available to all employees on the same basis.

iii Flexible Compensation Program Contributions are given in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv The Company provides assistance to certain employees, including NEOs, related to expenses incurred in connection with expatriate assignments and Company-required relocations. Mr. Jejurikar received tax preparation assistance of $14,655, as well as a tax equalization payment of $54,900 resulting from his previous assignment in Switzerland. Ms. Keith’s payment for expatriate assignment expenses resulted from her assignment in Switzerland, which included a housing allowance and related support of $84,273; costs of living adjustments of $69,909; a travel allowance of $14,611; bank transfer fee reimbursement of $27,910; relocation-related expenses of $18,424 and tax preparation cost of $14,775. Expenses were paid in Swiss francs and converted to U.S. dollars using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

v In addition, all NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking, and home security and monitoring. The cost associated with Mr. Taylor’s use of a Company car was $17,506. The costs associated with home security and monitoring for Mr. Moeller was $28,149. While Company aircraft is generally used for Company business only, the Executive Chairman and the CEO are required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security requirements established by the Board of Directors. While traveling on Company aircraft, the CEO may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Taylor’s and Mr. Moeller’s personal use of the Company aircraft during FY 2021-22 were $222,948 and $112,599, respectively. Subject to the approval of the CHRO, certain executives are permitted to use the Company aircraft for travel to outside board meetings, if any, and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment; Ms. Keith used this benefit on one occasion in FY 2021-22. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the incremental variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

50 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2021-22.

GRANTS OF PLAN-BASED AWARDS

	Grant Date[1]	Compensation & Leadership Development Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($ per share)	Grant Date Fair Value of Stock and Option Awards[3] ($)
Name/Plan Name			Threshold (#)	Target (#)	Maximum (#)

David S. Taylor

LTIP Options[4]	10/01/2021	08/10/2021					187,212	139.58	4,062,500

LTIP RSUs[5]	10/01/2021	08/10/2021				15,673			2,187,637

PSUs[6]	10/01/2021	08/10/2021	0	44,778	89,556				6,963,427

PST Restoration RSUs[7]	08/05/2021	06/08/2021				2,522			339,121

STAR Stock Options[8]	09/15/2021	08/10/2021					154,226	145.12	3,285,014

Jon R. Moeller

LTIP Options[4]	10/01/2021	08/10/2021					154,839	139.58	3,360,006

LTIP RSUs[5]	10/01/2021	08/10/2021				16,049			2,240,119

PSUs[6]	10/01/2021	08/10/2021	0	40,121	80,242				6,239,217

PST Restoration RSUs[7]	08/05/2021	06/08/2021				1,527			205,328

Andre Schulten

LTIP Options[4]	10/01/2021	08/10/2021					62,212	139.58	1,350,000

LTIP RSUs[5]	10/01/2021	08/10/2021				3,224			450,006

PSUs[6]	10/01/2021	08/10/2021	0	12,896	25,792				2,005,457

PST Restoration RSUs[7]	08/05/2021	06/08/2021				545			73,283

Ma. Fatima D. Francisco

LTIP Options[4]	10/01/2021	08/10/2021					82,489	139.58	1,790,011

PSUs[6]	10/01/2021	08/10/2021	0	12,825	25,650				1,994,416

PST Restoration RSUs[7]	08/05/2021	06/08/2021				817			109,858

Shailesh Jejurikar

LTIP Options[4]	10/01/2021	08/10/2021					92,166	139.58	2,000,002

PSUs[6]	10/01/2021	08/10/2021	0	14,329	28,658				2,228,303

PST Restoration RSUs[7]	08/05/2021	06/08/2021				479			64,409

STAR Stock Options[8]	09/15/2021	08/10/2021					75,791	145.12	1,614,348

R. Alexandra Keith

LTIP Options[4]	10/01/2021	08/10/2021					65,824	139.58	1,428,381

LTIP RSUs[5]	10/01/2021	08/10/2021				3,412			476,247

PSUs[6]	10/01/2021	08/10/2021	0	13,645	27,290				2,121,934

PST Restoration RSUs[7]	08/05/2021	06/08/2021				867			116,581

Special RSU Award[9]	08/02/2021	07/01/2021				14,098			2,000,224

2022 Proxy Statement 51

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS

	Grant Date[1]	Compensation & Leadership Development Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($ per share)	Grant Date Fair Value of Stock and Option Awards[3] ($)
Name/Plan Name			Threshold (#)	Target (#)	Maximum (#)

Carolyn M. Tastad

LTIP Options[4]	10/01/2021	08/10/2021					62,731	139.58	1,361,263

LTIP RSUs[5]	10/01/2021	08/10/2021				3,251			453,775

PSUs[6]	10/01/2021	08/10/2021	0	13,004	26,008				2,022,252

PST Restoration RSUs[7]	08/05/2021	06/08/2021				881			118,464

STAR Stock Options[8]	09/15/2021	08/10/2021					72,862	145.12	1,551,961

1 Grant dates for annual equity awards are consistent from year to year.

2 The options granted were awarded using the closing price of the Company stock on the date of the grant.

3 This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For stock awards, the actual amount paid will be based on the stock price on the delivery date. For options, the actual amount paid will be determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

4 These options are forfeitable until the later of retirement eligibility or one year after the grant date, will become exercisable on October 1, 2024, and will expire on October 1, 2031. For the retirement eligible NEOs (Mr. Taylor, Mr. Moeller, Mr. Jejurikar and Ms. Tastad), prior to the first-year anniversary of grant, the award will be prorated based on the number of days worked that year.

5 These units are forfeitable until the later of retirement eligibility or one year after the grant date and will deliver in shares on October 1, 2024. For the retirement eligible NEOs (Mr. Taylor, Mr. Moeller, Mr. Jejurikar and Ms. Tastad), prior to the first-year anniversary of grant, the award will be prorated based on the number of days worked that year. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

6 For awards granted under the Performance Stock Program, see page 38 of the Compensation Discussion & Analysis for applicable performance measures. These units are forfeitable until the later of retirement eligibility or one year after the grant date, and will deliver in shares in August 2024 unless elected otherwise by the NEO, subject to applicable tax rules and regulations. For the retirement eligible NEOs (Mr. Taylor, Mr. Moeller, Mr. Jejurikar and Ms. Tastad), prior to the first-year anniversary of grant, the award will be prorated based on the number of days worked that year. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

7 For awards granted under the PST Restoration Program, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

8 These options are nonforfeitable, will become exercisable on September 13, 2024, and will expire on September 15, 2031. These options reflect payment of the FY 2020-21 STAR award, which was previously included in the Bonus column of the Summary Compensation Table in the 2021 Proxy Statement.

9 These units are forfeitable until vesting, which occurs 50% on August 2, 2024, and 50% on August 3, 2026. These units will deliver in shares and accumulate dividend equivalents at the same rate as dividends paid on common stock.

52 The Procter & Gamble Company

EXECUTIVE COMPENSATION

Outstanding Equity at Fiscal Year End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2021-22.

OUTSTANDING EQUITY AT FISCAL YEAR-END TABLE
		Option Awards				Stock Awards

Name/ Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
David S. Taylor
STAR	09/15/2016	36,874		88.06	09/15/2026
LTIP	02/28/2017	280,899		91.07	02/26/2027
STAR	09/15/2017	315,392		93.27	09/15/2027
LTIP	02/28/2018	252,017		78.52	02/28/2028
STAR	09/14/2018	143,748		83.61	09/14/2028
LTIP	02/28/2019	230,586		98.55	02/28/2029
STAR	09/13/2019		77,633	122.12	09/13/2029
LTIP	02/28/2020		226,898	113.23	02/28/2030
STAR	09/15/2020		162,717	138.63	09/13/2030
LTIP	10/01/2020		218,250	139.24	10/01/2030
PSP	10/01/2020							53,328	7,668,177
STAR	09/15/2021		154,226	145.12	09/15/2031
LTIP	10/01/2021		187,212	139.58	10/01/2031	3,936	565,964
PSP	10/01/2021							45,560	6,551,072
Jon R. Moeller
LTIP	02/28/2018	169,365		78.52	02/28/2028
LTIP	02/28/2019	160,153		98.55	02/28/2029
LTIP	02/28/2020		173,268	113.23	02/28/2030
LTIP	10/01/2020		129,890	139.24	10/01/2030
PSP	10/01/2020							27,507	3,955,232
LTIP	10/01/2021		154,839	139.58	10/01/2031	4,029	579,350
PSP	10/01/2021							40,822	5,869,795
Andre Schulten
Key Manager	02/28/2014	17,220		78.66	02/28/2024
Key Manager	02/27/2015	18,095		85.13	02/27/2025
Key Manager	02/29/2016	22,203		80.29	02/27/2026
LTIP	02/28/2017	33,624		91.07	02/26/2027
LTIP	02/28/2018	30,677		78.52	02/28/2028
LTIP	02/28/2020					4,266	613,341
LTIP	10/01/2020					3,425	492,411
PSP	10/01/2020							1,142	164,352
LTIP	10/01/2021		62,212	139.58	10/01/2031	3,280	471,673
PSP	10/01/2021							13,121	1,886,812

2022 Proxy Statement 53

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AT FISCAL YEAR-END TABLE
		Option Awards				Stock Awards

Name/ Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
Ma. Fatima D. Francisco
Key Manager	02/27/2015	17,975		85.13	02/27/2025
Key Manager	02/29/2016	58,538		80.29	02/27/2026
LTIP	02/28/2017	94,289		91.07	02/26/2027
LTIP	02/28/2018	90,323		78.52	02/28/2028
LTIP	02/28/2019	98,522		98.55	02/28/2029
LTIP	02/28/2020		100,456	113.23	02/28/2030
LTIP	10/01/2020		74,908	139.24	10/01/2030
PSP	10/01/2020							11,897	1,710,813
LTIP	10/01/2021		82,489	139.58	10/01/2031
PSP	10/01/2021							13,049	1,876,316
Shailesh Jejurikar
Key Manager	02/29/2016	62,275		80.29	02/27/2026
LTIP	02/28/2017	94,289		91.07	02/26/2027
LTIP	02/28/2018	105,170		78.52	02/28/2028
LTIP	02/28/2019	105,559		98.55	02/28/2029
LTIP	02/28/2020		110,501	113.23	02/28/2030
STAR	09/15/2020		71,780	138.63	09/13/2030
LTIP	10/01/2020		78,893	139.24	10/01/2030
PSP	10/01/2020							12,531	1,801,832
STAR	09/15/2021		75,791	145.12	09/15/2031
LTIP	10/01/2021		92,166	139.58	10/01/2031
PSP	10/01/2021							14,579	2,096,458
R. Alexandra Keith
LTIP	02/28/2018	26,293		78.52	02/28/2028
LTIP	02/28/2019	27,336		98.55	02/28/2029
LTIP	02/28/2020		28,038	113.23	02/28/2030	11,881	1,708,305
STAR	09/15/2020		29,790	138.63	09/13/2030
LTIP	10/01/2020		60,053	139.24	10/01/2030	3,180	457,196
PSP	10/01/2020							12,717	1,828,721
Special Award	08/02/2021					14,344	2,062,524
LTIP	10/01/2021		65,824	139.58	10/01/2031	3,472	499,178
PSP	10/01/2021							13,883	1,996,380

54 The Procter & Gamble Company

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AT FISCAL YEAR-END TABLE
		Option Awards				Stock Awards

Name/ Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
Carolyn M. Tastad
STAR	09/15/2016	37,698		88.06	09/15/2026
LTIP	02/28/2017	96,559		91.07	02/26/2027
STAR	09/15/2017	71,929		93.27	09/15/2027
LTIP	02/28/2018	88,106		78.52	02/28/2028
STAR	09/14/2018	48,232		83.61	09/14/2028
LTIP	02/28/2019	26,833		98.55	02/28/2029
STAR	09/13/2019		80,407	122.12	09/13/2029
LTIP	02/28/2020		81,199	113.23	02/28/2030
STAR	09/15/2020		75,947	138.63	09/13/2030
LTIP	10/01/2020		58,438	139.24	10/01/2030
PSP	10/01/2020							12,376	1,779,545
STAR	09/15/2021		72,862	145.12	09/15/2031
LTIP	10/01/2021		62,731	139.58	10/01/2031	816	117,370
PSP	10/01/2021							13,231	1,902,629

1 The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards

Grant Date	Vest Date	Grant Date	Vest Date
02/28/2014	02/28/2017	02/28/2019	02/28/2022
02/27/2015	02/27/2018	09/13/2019	09/13/2022
02/29/2016	02/28/2019	02/28/2020	02/28/2023
09/15/2016	09/15/2019	09/15/2020	09/15/2023
02/28/2017	02/28/2020	10/01/2020	09/29/2023
09/15/2017	09/15/2020	09/15/2021	09/13/2024
02/28/2018	02/26/2021	10/01/2021	10/01/2024
09/14/2018	09/14/2021

2022 Proxy Statement 55

EXECUTIVE COMPENSATION

2 The following provides details regarding the vesting date for PSU and RSU holdings included in the table. The Vest Date for PSUs indicates the date the award is earned. The PSU awards are delivered in shares in August following the date the award is earned after the board certifies payout results. The Vest Date for RSUs indicates the date of vesting listed in the award agreement. For Mr. Taylor, Mr. Moeller, Mr. Jejurikar, and Ms. Tastad, the amount of RSUs reflected in the table above includes the 25% of the RSU award granted on 10/01/2021 that has not yet become non-forfeitable. The remaining 75% became non-forfeitable pro rata through June 30, 2022 because Mr. Taylor, Mr. Moeller, Mr. Jejurikar, and Ms. Tastad are retirement eligible.

Stock Awards

Award Type	Grant Date	Vest Date
LTIP RSUs	2/28/2020	02/28/2023
LTIP RSUs	10/01/2020	09/29/2023
LTIP RSUs	10/01/2021	10/01/2024
RSUs	08/02/2021	50% - 08/02/2024 50% - 08/03/2026
PSP PSUs	10/01/2020	06/30/2023
PSP PSUs	10/01/2021	06/30/2024

3 The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 30, 2022 ($143.79) by the number of PSUs or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vestings during FY 2021-22 for the NEOs.

OPTION EXERCISES AND STOCK VESTED
	Option Awards			Stock Awards

Name/ Plan Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
David S. Taylor[5]
Key Manager	02/29/2016	205,095	15,312,449
STAR	09/15/2016	90,000	6,830,869
PSP 2019-2022				02/28/2020	128,184	18,431,577
LTIP				10/01/2020	4,601	653,468
PST Restoration				08/05/2021	2,522	339,121
LTIP				10/01/2021	11,808	1,697,891
Jon R. Moeller[5]
Key Manager	02/29/2016	150,393	12,074,627
LTIP	02/28/2017	190,034	13,174,948
PSP 2019-2022				02/28/2020	65,257	9,383,304
LTIP				10/01/2020	1,695	240,677
PST Restoration				08/05/2021	1,527	205,328
LTIP				10/01/2021	12,087	1,738,051
Andre Schulten
LTIP				02/28/2019	4,444	691,064
PSP 2019-2022				02/28/2020	2,846	409,226
PST Restoration				08/05/2021	545	73,283

56 The Procter & Gamble Company

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED
	Option Awards			Stock Awards

Name/ Plan Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)
Ma. Fatima D. Francisco
STAR	09/15/2014	8,115	523,661
Key Manager	02/27/2015	16,000	1,262,499
PSP 2019-2022				02/28/2020	28,377	4,080,329
PST Restoration				08/05/2021	817	109,858
Shailesh Jejurikar
Key Manager	02/28/2013	12,465	817,579
Key Manager	02/28/2014	38,196	2,447,982
Key Manager	02/27/2015	49,337	3,749,612
PSP 2019-2022				02/28/2020	31,214	4,488,261
PST Restoration				08/05/2021	479	64,409
R. Alexandra Keith
LTIP				02/28/2019	12,631	1,964,184
PSP 2019-2022				02/28/2020	31,681	4,555,411
PST Restoration				08/05/2021	867	116,581
Carolyn M. Tastad[5]
PSP 2019-2022				02/28/2020	30,584	4,397,673
LTIP				10/01/2020	763	108,325
PST Restoration				08/05/2021	881	118,464
LTIP				10/01/2021	2,449	352,109

1 The Number of Shares Acquired on Exercise is the gross number of shares acquired.

2 The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

3 Number of Shares Acquired on Vesting is the gross number of shares acquired or deemed non-forfeitable. Please see footnote 2 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.

4 Value Realized on Vesting was determined by multiplying the number of shares acquired by the actual market price obtained or, in the absence of a broker transaction, value was determined by the closing price on the vesting date. The value of PSUs was determined by multiplying the closing market price of Company stock on June 30, 2022 ($143.79) by the number of PSUs. The market value of the PSUs does not include a final payment of dividend equivalents on the PSUs, which took place on August 15, 2022, prior to delivery in shares.

5 Mr. Taylor, Mr. Moeller, and Ms. Tastad are retirement eligible and therefore 25% of their October 2020 LTIP RSU became non-forfeitable on October 1, 2021, and 75% of their October 2021 LTIP RSU grant was non-forfeitable on June 30, 2022.

2022 Proxy Statement 57

EXECUTIVE COMPENSATION

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Mr. Schulten, Ms. Francisco, Mr. Jejurikar and Ms. Tastad as of the end of FY 2021-22. None of the other NEOs had any such arrangements with the Company.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

Andre Schulten	The Procter & Gamble Company Global IRA	8 years, 9 months	1,562,000

	The Procter & Gamble Pension Fund (Germany)	8 years, 9 months	182,000

Ma. Fatima D. Francisco	The Procter & Gamble Company Global IRA	13 years, 3 months	2,488,000

Shailesh Jejurikar	The Procter & Gamble Company Global IRA	23 years, 5 months	4,771,000

Carolyn Tastad	The Procter & Gamble Company Global IRA	16 years, 2 months	2,742,000

	The Procter & Gamble Company Canada Plan	11 years, 1 month	287,000

1 Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2022 Annual Report on Form 10-K.

2 The following provides the assumptions used in each plan to calculate present value under SEC rules. The actual calculation of the benefit at the time of retirement may vary according to the terms of the Global IRA, the German Pension Plan and the Canada Plan at the time:

Assumptions	Global IRA	German Pension Plan	Canada Plan
Retirement Age	60	65	60 (unreduced retirement age)
Discount Rate	4.59%	3.37%	5.00%
Salary Increase Rate	3.50%	N/A	N/A
Pension Increase Rate	N/A	2.00%	0.50%
Pre-Retirement Decrements	None	None	N/A
Post-Retirement Mortality Table	Pri-2012 using MP-2021 Projection Scale Blended	Heubeck 2018 G	94% of the 2014 Private Sector Canadian Pensioners’ Mortality Table, projected generationally using improvement scale MI-2017

58 The Procter & Gamble Company

EXECUTIVE COMPENSATION

The following exchange rates as of June 30, 2022, were used to calculate present value: (1)US$ 1.04519 : Euro €1.00000; (2)US$ 0.01823 : Philippine Peso 1.00000; (3)US$ 0.71865 : Singapore Dollar S$1.00000; and (4)US$ 0.77586 : Canadian Dollar 1.00000.

The Procter & Gamble Global International Retirement Arrangement Plan (“Global IRA”)

The Global IRA is designed to provide a supplemental retirement benefit to certain employees who permanently transfer from one country to another country during the course of their employment with the Company. The Global IRA is an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The benefit is intended to provide a supplement to mitigate any adverse impact to total pension value caused by moving between home countries. The program is closed to new participants. To calculate the Global IRA benefit, first a Global IRA target is calculated using the following formula:

The Global IRA target is converted to a present-day lump sum amount using actuarial factors. This lump sum amount is reduced by the present-day lump sum value of certain benefits earned while working in previous home countries (such as Company-provided and government-provided pension benefits), as well as other actuarial factors and assumptions, which may change from time to time. The reduced lump sum amount is the Global IRA benefit.

The Procter & Gamble Pension Fund (Germany) (“German Pension Plan”)

The German Pension Plan is a defined benefit plan for Germany-based employees hired after December 31, 1991. The German Pension Plan provides for post-retirement payments based on the employee’s pensionable income and years of service at the time of retirement.

Pensionable Income under the plan is the 36-month average of base salary plus additional 13th and 14th month salaries. For each year of credited service, the pension benefit is calculated as follows:

●	.5% x Pensionable Income below the 36th month average of statutory social security contribution ceiling (“SSCC”), plus
●	1.5% x Pensionable Income above the 36th month average SSCC

The benefit begins to pay out at retirement, and the normal retirement age for the plan is 65. There is a surviving spouse benefit (60%) and an orphan benefit (20%) under the plan. Pension payments are checked every third year against the development of the German cost of living index and are increased appropriately according to German law.

The Procter & Gamble Company Canada Plan (“Canada Plan”)

The Canada Plan is a defined benefit plan for Canada-based employees enrolled prior to 1999. The Canada Plan provides for post-retirement benefits based on the employee’s salary and years of service in Canada. The Canada Plan benefit is calculated in accordance with the following formula: 4/3% of the member’s best average earnings, for each year of plan membership, up to 35 years.

The benefit is paid as a monthly pension at retirement. The normal retirement age is 65, and there is a surviving spouse benefit of full pension payments for the first five years after retirement and two-thirds of the pension payment after that.

2022 Proxy Statement 59

EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non-tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2021-22. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan Name	Aggregate Balance at FYE ‘21 (6/30/21) ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ‘22 (6/30/22) ($)
David S. Taylor	Executive Deferred Compensation Plan	4,432,544			(490,441)		3,942,103[2]
	Employee Stock and Incentive Compensation Plan[3]	9,934,022		2,351,360[4]	1,286,270	5,090,890[5]	8,480,761[6]
	PST Restoration Program	5,150,246		339,121[7]	(336,484)	26,508	5,126,374[8]
Jon R. Moeller	Employee Stock and Incentive Compensation Plan[3]	2,674,555		1,978,728[4]	360,958	1,269,231[5]	3,745,010[9]
	PST Restoration Program	3,365,568		205,328[7]	328,273	16,567	3,882,601[10]
Andre Schulten	International Retirement Plan	958,999			87,051		1,046,050
	PST Restoration Program	128,385		73,283[7]	19,234	5,874	215,029[11]
Ma. Fatima D. Francisco	Executive Deferred Compensation Plan	4,459,673	1,247,954		(1,083,181)		4,624,446
	PST Restoration Program	578,540		109,858[7]	59,349	7,229	740,517
Shailesh Jejurikar	Executive Deferred Compensation Plan	496,726			(52,887)		443,839
	PST Restoration Program	374,100		64,409[7]	41,074	5,121	474,462[12]
R. Alexandra Keith	PST Restoration Program	878,859		116,581[7]	92,621	12,953	1,075,108
Carolyn Tastad	Employee Stock and Incentive Compensation Plan[3]	2,291,262		460,434[4]	340,982	1,815,387[5]	1,277,291[13]
	International Retirement Plan	1,164,062			54,277		1,218,339
	PST Restoration Program	1,074,069		118,464[7]	52,521	9,338	1,235,715[14]

1 Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.

2 Total includes $1,400,703 previously reported in Summary Compensation Tables for prior years.

3 Amounts shown include awards granted under the terms of either the 2009 Plan, the 2014 Plan, or the 2019 Plan, depending on which plan was in effect at the time the NEO elected to defer the award.

4 Total reflects 25% of the 2020 LTIP RSU grant and 75% of the 2021 LTIP RSU grant (less taxes paid on the grant at the end of calendar year 2021) which became nonforfeitable pro rata because the NEO is retirement eligible. These awards are also reported in the Summary Compensation Table found on page 48 of this proxy statement.

5 Total reflects the delivery of a 2019 LTIP grant, and taxes withheld on prior grants.

6 Total includes $5,931,338 previously reported in Summary Compensation Tables for prior years.

7 Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table found on page 48 of this proxy statement.

8 Total includes $1,624,365 previously reported in Summary Compensation Tables for prior years.

9 Total includes $1,793,886 previously reported in Summary Compensation Tables for prior years.

60 The Procter & Gamble Company

EXECUTIVE COMPENSATION

10 Total includes $1,526,191 previously reported in the Summary Compensation Tables for prior years.

11 Total includes $41,090 previously reported in the Summary Compensation Tables for prior years.

12 Total includes $55,530 previously reported in the Summary Compensation Tables for prior years.

13 Total includes $1,545,218 previously reported in the Summary Compensation Tables for prior years.

14 Total includes $180,351 previously reported in the Summary Compensation Tables for prior years.

The NEOs are eligible to participate in EDCP. Under EDCP, a participant may defer up to 75% of base salary and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death, or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under the EDCP are credited with market earnings based on the same fund choices available to all employees under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, one of the Company’s tax-qualified plans, with the exception of P&G stock, which is not offered as an investment option in the EDCP. Participants may change fund choices on a daily basis.

LTIP grants made in the form of RSUs that become non-forfeitable prior to delivery due to the NEO being retirement eligible are included in the aggregate balance as deferred compensation awards under an employee stock and incentive compensation plan. Participants may also defer delivery of incentive awards earned under the PSP program and its predecessors, including the Business Growth Program, which terminated on June 30, 2010, by electing to receive RSUs with deferred delivery. The RSUs are governed by the employee stock and incentive compensation plan that was in effect at the time the award was granted. Similarly, other special equity awards that were deferred by an NEO are included in the aggregate balance for amounts deferred under an employee stock and incentive compensation plan.

As described on pages 42-43 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. To account for these limitations, the Company utilizes the PST Restoration Program to make an additional annual contribution in the form of RSUs.

Similar to the PST, these RSUs become non-forfeitable once an executive has at least five years of service. The default form of payment is a lump sum distribution one year after retirement, or the executive can elect to defer the lump sum to six or eleven years after retirement or to commence ten annual installments at six or eleven years after retirement. Generally, executives have until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Common Stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Common Stock. Finally, NEOs may convert certain of their PST Restoration Program RSUs into notional cash with the same investment choices as those available under the EDCP.

The Company’s IRP is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to the IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from the IRP Trust in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above-mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

2022 Proxy Statement 61

EXECUTIVE COMPENSATION

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. The only situation in which a separation allowance may be paid is if an employee is encouraged to separate from the Company. Certain elements of compensation are, however, treated differently depending upon the specific circumstances of an NEO’s separation.

Key Compensation Programs

The following table describes the general treatment of compensation under the Company’s key programs under various separation scenarios for all Company employees, including the NEOs.

Compensation Element	Voluntary Separation or Termination for Cause	Written Separation Agreement	Retirement or Disability	Change in Control	Death

Separation Allowance	None	Company has discretion to pay up to 1 times salary.	None	None	None

STAR	No acceleration of awards. Eligible for award only if worked the entire year.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.

LTIP Stock Grant	All outstanding awards forfeited at separation.

No acceleration of option vesting or RSU delivery.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

No acceleration of option vesting or RSU delivery.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

				For awards granted under the 2009, 2014, and 2019 plans, vesting only accelerated if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated for all awards.

PSP Grant	All outstanding awards forfeited at separation.

No acceleration of payment.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

No acceleration of payment.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

				Awards paid out at target at time of the Change in Control.	No acceleration of payment. All awards are retained subject to original terms.

Special Equity Awards	Unvested awards are forfeited at separation.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Vesting only accelerated and award paid at time of the Change in Control if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated and award paid at time of death.

62 The Procter & Gamble Company

EXECUTIVE COMPENSATION

All equity awards listed above are governed by the employee stock plan under which the award was granted. The scenarios described above assume that former employees comply with the terms and conditions of the applicable employee stock plan, including compliance with the Company’s Purpose, Values, and Principles and restrictions on competing with the Company following termination of employment. Failure to comply with either of these provisions can result in forfeiture and/or cancellation of outstanding equity awards.

Retirement Plans and Other Deferred Compensation

The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for NEOs versus all other participants. All NEOs who participate are fully vested in the PST and will retain all shares upon termination of employment regardless of reason. PST Restoration and IRP RSUs become non-forfeitable after five years of service. All NEOs are beyond their fifth anniversary date.

Salary and STAR bonuses deferred under EDCP, have been earned and therefore are retained upon termination for any reason. Similarly, amounts deferred under the Business Growth Program and PSP have been earned and are retained upon termination for any reason. Vested amounts related to deferred compensation plans are not included in the following table because they are reported in the Nonqualified Deferred Compensation Table on page 60 of this proxy statement.

Executive Benefits

●	Executive Group Life Insurance — Benefits are retained if employee is eligible for early retirement.
●	Unused Vacation — Employee is entitled to lump sum payment equal to value of accrued, but unused, vacation days.
●	Other Programs — In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

Expatriate and Relocation Program

If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

2022 Proxy Statement 63

EXECUTIVE COMPENSATION

Estimated Post-Employment Treatment of Compensation and Benefits

The following table and footnotes quantify the treatment of compensation or value of benefits that each NEO would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company. The amounts shown assume the event that triggered the treatment occurred on June 30, 2022. Mr. Schulten, Ms. Francisco, and Ms. Keith are not retirement eligible and, therefore, the amounts in the Retirement or Disability column reflect disability.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Voluntary Separation or Termination for Cause ($)	Written Separation Agreement ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)

David S. Taylor

Salary	0	1,200,000	0	0	0

STAR[1]	0	0	0	0	2,521,927

Long-Term Incentive Program[2]	0	8,518,162	8,518,162	9,281,167	9,281,167

PSP[3]	0	12,581,481	12,581,481	14,219,249	14,219,249

Executive Group Life Insurance	0	0	0	0	5,000,000

Total	0	22,299,643	21,099,643	23,500,416	31,022,343

Jon R. Moeller

Salary	0	1,600,000	0	0	0

STAR[1]	0	0	0	0	0

Long-Term Incentive Program[2]	0	6,374,973	6,374,973	7,117,291	7,117,291

PSP[3]	0	8,357,578	8,357,578	9,825,027	9,825,027

Executive Group Life Insurance	0	0	0	0	4,800,000

Total	0	16,332,551	14,732,551	16,942,318	21,742,318

Andre Schulten

Salary	0	820,000	0	0	0

STAR[1]	0	0	0	0	0

Long-Term Incentive Program[2]	0	1,532,840	1,532,840	1,839,339	1,839,339

PSP[3]	0	1,579,461	1,579,461	2,051,164	2,051,164

Executive Group Life Insurance	0	0	0	0	1,763,000

Total	0	3,932,301	3,112,301	3,890,503	5,653,503

Ma. Fatima D. Francisco

Salary	0	840,000	0	0	0

STAR[1]	0	0	0	0	0

Long-Term Incentive Program[2]	0	3,671,225	3,671,225	3,758,045	3,758,045

PSP[3]	0	3,118,050	3,118,050	3,587,129	3,587,129

Executive Group Life Insurance	0	0	0	0	1,764,000

Total	0	7,629,275	6,789,275	7,345,174	9,109,174

64 The Procter & Gamble Company

EXECUTIVE COMPENSATION

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Voluntary Separation or Termination for Cause ($)	Written Separation Agreement ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)

Shailesh Jejurikar

Salary	0	1,000,000	0	0	0

STAR[1]	0	0	0	0	370,385

Long-Term Incentive Program[2]	0	4,026,888	4,026,888	4,123,893	4,123,893

PSP[3]	0	3,374,176	3,374,176	3,898,290	3,898,290

Executive Group Life Insurance	0	0	0	0	2,250,000

Total	0	8,401,064	7,401,064	8,022,183	10,642,568

R. Alexandra Keith

Salary	0	910,000	0	0	0

STAR[1]	0	0	0	0	153,716

Long-Term Incentive Program[2]	0	3,877,806	2,945,408	4,071,880	4,071,880

PSP[3]	0	3,326,006	3,326,006	3,825,101	3,825,101

Special Equity Awards[4]	0	0	2,062,524	2,062,524	2,062,524

Executive Group Life Insurance	0	0	0	0	1,911,000

Total	0	8,113,812	8,333,938	9,959,505	12,024,221

Carolyn M. Tastad

Salary	0	860,000	0	0	0

STAR[1]	0	0	0	0	2,134,307

Long-Term Incentive Program[2]	0	2,945,408	2,945,408	3,128,802	3,128,802

PSP[3]	0	3,206,517	3,206,517	3,682,174	3,682,174

Executive Group Life Insurance	0	0	0	0	1,806,000

Total	0	7,011,924	6,151,924	6,810,976	10,751,283

1 STAR awards previously elected in stock options would vest and become exercisable immediately upon death. No other amounts are included for STAR because the NEO would be entitled to the same payment whether or not separation occurred on June 30, 2022.

2 Upon voluntary separation or termination, all outstanding awards would be forfeited. All unvested awards are retained (except for the current year grant if separation occurs before the first anniversary of the grant date, in which case such grant will be prorated based on the number of days worked during the year) in the event of Company encouraged separation, retirement, or disability. These events do not trigger any change in the original payment terms of the awards. The amounts shown for the LTIP Stock Grant in the event of Company-encouraged separation, retirement, or disability represents the value of the unexercisable stock options and undelivered RSUs as of June 30, 2022 that would be retained at separation and pay out according to the original terms and timing of the grants. Awards vest and become immediately exercisable in the event of death or change in control with termination for reasons other than cause or for good reason.

3 Upon voluntary separation or termination, all outstanding awards are forfeited. All unvested awards are retained (except for the current year grant if separation occurs before the first anniversary of the grant date, in which case such grant will be prorated based on the number of days worked during the year) in the event of Company-encouraged separation, retirement or disability. In the event of death, all unvested awards are retained. These events (written separation, retirement, disability and death) do not trigger any change in the original payment terms of the awards. In the event of a change in control, PSP will pay out at target on the date of the change in control. The amounts shown for the PSP grants represent the value of the unvested PSUs as of June 30, 2022 that would be retained on the triggering event and pay out according to the original terms and timing of the grants.

4 Upon voluntary separation, termination, or retirement, all outstanding awards are forfeited. In the event of Company encouraged separation the CHRO has the discretion to allow retention of the awards with delivery under the original payment terms. Awards vest and become immediately deliverable in the event of death, disability or change in control with termination for reasons other than cause or resignation for good reason.

2022 Proxy Statement 65

EXECUTIVE COMPENSATION

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of the CEO position, which was held by Mr. Taylor from July 1, 2021 to October 31, 2021, and by Mr. Moeller from November 1, 2021 to June 30, 2022. The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K and based upon our reasonable judgment and assumptions.

For FY 2021-22, the median of the annual total compensation of all employees of the company (other than our CEO) was $65,918, and the annual total compensation of the CEOs, prorated for time worked, was $18,006,587. Based on this information, the ratio of the annual total compensation of CEO to the median of the annual total compensation of employees was 273 to 1.

In accordance with SEC requirements, we determined that there have been no changes to our employee population or compensation arrangements in FY 2021-22 that we believe would significantly affect our pay ratio disclosure. In determining our pay ratio for FY 2021-22, we used the same median employee as was identified last year according to the process outlined below. The median employee’s pay increased in local currency (Euro); however, due to significant changes in the USD to Euro exchange rate during FY 2021-22, the median employee reportable pay appears lower when converted to USD.

To identify the median of the annual total compensation of all our employees, we determined that, as of April 1, 2021, our employee population consisted of approximately 99,441 active employees working at our parent company and consolidated subsidiaries. Applying the de minimis exemption under the rule, we chose to exclude approximately 4,929 employees in 29 countries where payroll data is maintained outside the system that holds data for the majority of our employees, or less than 5% of the total.1

To identify the “median employee” from the resulting population of approximately 94,512 employees, we selected Total Gross Pay as the consistently applied compensation measure. Total Gross Pay reflects a wide variety of pay items, including monthly and bi-weekly wages earned, time-related bonuses (such as overtime, shift premiums, holiday bonuses), vacation pay, bonuses, stock option exercises, and other benefits and allowances. Because pay periods vary across jurisdictions, we measured Total Gross Pay using a three-month period covering January, February, and March 2021. For purposes of determining the consistently applied compensation measure, we converted the gross salary amounts from the local currency paid in the country into U.S. dollar amounts using an average of the exchange rates at the end of each month in the three-month period.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for FY 2021-22 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used prorated amounts from the amounts reported in the “Total” column (column (j)) of our FY 2021-22 Summary Compensation Table included in this Proxy Statement.

1 We excluded the following approximate number of employees by jurisdiction: Turkey, 661; Ukraine, 521; Czech Republic, 518; Austria, 506, Pakistan; 493; United Arab Emirates, 487; South Africa, 397; Greece, 228; Nigeria, 190; Morocco, 153; Netherlands, 151; Portugal, 140; Sweden, 108; Ecuador, 48; Israel, 40; Kazakhstan, 39; Croatia, 37; Serbia, 36; Slovakia, 35; Bulgaria, 29; Azerbaijan, 22; Finland, 21; Denmark, 20; Kenya, 18; Norway, 11; Latvia, 10; Ghana, 5; Bangladesh, 3; Algeria, 2.

66 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

Beneficial Ownership

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature	Percent of Class[3]
Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	156,813,284[1]	6.55%
Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	215,125,047[2]	8.99%

1 Based on information as of December 31, 2021, contained in a Schedule 13G/A filed with the SEC on February 1, 2022, by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has (i) sole power to vote or direct to vote with respect to 130,912,189 shares, and (ii) sole dispositive power with respect to 156,813,284 shares.

2 Based on information as of December 31, 2021, contained in a Schedule 13G/A filed with the SEC on February 9, 2022, by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has (i) sole power to vote or direct to vote with respect to 0 shares, (ii) shared voting power with respect to 3,814,024 shares, (iii) sole dispositive power with respect to 205,182,471 shares, and (iv) shared dispositive power with respect to 9,942,576 shares.

3 Percentage calculated based on 2,393,877,125 shares of common stock outstanding as of June 30, 2022.

2022 Proxy Statement 67

BENEFICIAL OWNERSHIP

The following tables and footnotes provide information regarding the ownership of the Company’s Common Stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, and all Directors and executive officers as a group on June 30, 2022:

COMMON STOCK

Number of shares/options
	Amount and Nature of Beneficial Ownership

Name	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Total	Percent of Class	Restricted Stock Units[5]

B. Marc Allen				—		2,593

Angela F. Braly	10,140			10,140	[6]	40,252

Amy L. Chang				—		9,972

Ma. Fatima D. Francisco[7]	27,546	388,387		415,933	[6]	5,150

Shailesh Jejurikar	2,106	398,707	39,196	440,008	[6]	3,300

Joseph Jimenez	12,468			12,468	[6]	12,068

R. Alexandra Keith[8]	9,445	96,733		106,178	[6]	47,970

Christopher Kempczinski				—		1,830

Debra L. Lee				—		2,878

Terry J. Lundgren	3,064		530	3,594	[6]	29,957

Christine M. McCarthy				—		6,904

Jon R. Moeller[9]	186,104	434,580		620,684	[6]	57,668

Andre Schulten	10,797	125,027		135,825	[6]	19,741

Rajesh Subramaniam

Carolyn M. Tastad[10]	22,708	400,304		423,011	[6]	19,291

David S. Taylor	219,649	1,388,063		1,607,712	[6]	72,725

Margaret C. Whitman			11,128	11,128	[6]	26,409

Patricia A. Woertz	1,660			1,660	[6]	39,037
26 Directors and executive officers, as a group	747,148	5,365,996	52,053	6,165,197	0.258%	515,714

1 Includes unrestricted Common Stock over which each Director or executive officer has sole voting and investment power and restricted Common Stock over which they have voting power but no investment power (until restrictions lapse).

2 Common Stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST, the Procter & Gamble International Stock Ownership Plan (ISOP), or The Procter & Gamble U.K. 1-4-1 Plan. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. PST shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust. ISOP and U.K. 1-4-1 shares are voted in accordance with instructions from participants. If instructions are not received as to the voting of particular shares, a vote will not be submitted for those shares.

3 Total includes stock options that have vested or will vest within 60 days, Common Stock pursuant to the PST that will be allocated to personal accounts of executive officers within 60 days, PSP awards (as described beginning on page 38) that will deliver as Common Stock in August 2022, any Restricted Stock that will vest within 60 days, and any RSUs that will deliver as Common Stock within 60 days. The total does not include the final payment of dividend equivalents that took place on August 15, 2022, on PSP awards that will deliver as Common Stock in August.

4 This column includes shares in which voting and/or investment powers are shared. It also includes shares indirectly held through family members who reside in the household of the Director or officer, other than family members who are or were employed by the Company and are therefore included in the direct ownership columns for each NEO, as applicable.

5 RSUs represent the right to receive unrestricted shares of Common Stock upon the lapse of restrictions, at which point the holders will have a non-forfeitable right to delivery of Common Stock on a specific date in the future. Total includes RSUs that

68 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

will not deliver as Common Stock within 60 days and any PSP awards that will deliver as RSUs in August 2022. RSUs that will not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the shares are delivered. RSUs that will deliver within 60 days are listed in the “Right to Acquire” column.

6 Less than .0672% for any one Director or NEO.

7 Totals include shares, stock options, and RSUs indirectly held by Ms. Francisco through her spouse, who was previously employed by the Company.

8 Totals include shares, stock options, and RSUs indirectly held by Ms. Keith through her spouse, who is also employed by the Company.

9 Totals include shares, stock options, and RSUs indirectly held by Mr. Moeller through his spouse, who was previously employed by the Company.

10 Totals include shares, stock options, and RSUs indirectly held by Ms. Tastad through her spouse, who was previously employed by the Company.

SERIES A ESOP CONVERTIBLE

CLASS A PREFERRED STOCK

NUMBER OF SHARES
	Amount and Nature of Beneficial Ownership

Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series

B. Marc Allen

Angela F. Braly

Amy L. Chang

Ma. Fatima D. Francisco[3]	5,499		[2]

Shailesh Jejurikar	885		[2]

Joseph Jimenez

R. Alexandra Keith[4]	7,860		[2]

Christopher Kempczinski

Debra L. Lee

Terry J. Lundgren

Christine M. McCarthy

Jon R. Moeller	7,372		[2]

Andre Schulten	1,418		[2]

Rajesh Subramaniam

Carolyn M. Tastad[5]	4,401		[2]

David Taylor	13,143		[2]

Margaret C. Whitman

Patricia A. Woertz

26 Directors and executive officers, as a group	69,014		[2]

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		1,778,975[6]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to the PST. Plan participants have sole discretion as to voting and, within limitations provided by the PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as

2022 Proxy Statement 69

BENEFICIAL OWNERSHIP

to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

2 Less than .26% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Ms. Francisco through her spouse, who was previously employed by the Company.

4 Total includes shares indirectly held by Ms. Keith through her spouse, who is also employed by the Company.

5 Total includes shares indirectly held by Ms. Tastad through her spouse, who was previously employed by the Company.

6 Unallocated shares. The voting of these shares is governed by the terms of the PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE

CLASS A PREFERRED STOCK

NUMBER OF SHARES
	Amount and Nature of Beneficial Ownership

Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series

B. Marc Allen

Angela F. Braly

Amy L. Chang

Ma. Fatima D. Francisco

Shailesh Jejurikar

Joseph Jimenez

R. Alexandra Keith

Christopher Kempczinski

Debra L. Lee

Terry J. Lundgren

Christine M. McCarthy

Jon R. Moeller

Andre Schulten

Rajesh Subramaniam

Carolyn M. Tastad[3]	296		[2]

David Taylor	207		[2]

Margaret C. Whitman

Patricia A. Woertz

26 Directors and executive officers, as a group	503		[2]

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		20,864,913[4]

1 Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to the PST. Plan participants have sole discretion as to voting and, within limitations provided by the PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

70 The Procter & Gamble Company

BENEFICIAL OWNERSHIP

2 Less than .0010% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

3 Total includes shares indirectly held by Ms. Tastad through her spouse, who was previously employed by the Company.

4 Unallocated shares. The voting of these shares is governed by the terms of the PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

2022 Proxy Statement 71

AUDIT COMMITTEE REPORT

Audit Committee Report

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the NYSE listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Ms. Woertz and Ms. McCarthy meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. See page 14 for further detail on Audit Committee composition.

As noted previously in the proxy statement, the Committee’s work is guided by a charter, which can be found in the corporate governance section of the Company’s website at www.pg.com. The Audit Committee has the responsibilities set forth in its charter with respect to:

●	Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;
●	Quality and integrity of the Company’s financial statements;
●	Company’s compliance with legal, tax and regulatory requirements;
●	Company’s overall risk management profile;
●	Independent registered public accounting firm’s qualifications and independence;
●	Performance of the Company’s internal audit function and the independent auditor;
●	Performance of the Company’s ethics and compliance function; and
●	Preparing this annual Report of the Audit Committee to be included in the Company’s proxy statement.

Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2022, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2022 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met eight times (including meetings to discuss quarterly results) during the fiscal year ended June 30, 2022. The Committee has reviewed with Deloitte & Touche LLP matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the NYSE listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2022 be included in our Annual Report on Form 10-K for fiscal year 2022 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2023. This report is provided by the following independent Directors, who constitute the Committee:

Patricia A. Woertz, Chair

B. Marc Allen

Angela F. Braly

Christopher Kempczinski

Christine M. McCarthy

72 The Procter & Gamble Company

AUDIT COMMITTEE REPORT

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2022. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)
	FY 2020-21	FY 2021-22
Audit Fees	$28,468	$27,406
Audit-Related Fees	2,262	2,330
Tax Fees	428	151
Subtotal	31,158	29,887
All Other Fees	349	363
Deloitte Total Fees	$31,507	$30,250

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation, or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs, consulting, and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

2022 Proxy Statement 73

BOARD PROPOSALS

Board Proposals

ITEM 1. ELECTION OF DIRECTORS

See pages 2-10 of this proxy statement

ITEM 2. PROPOSAL TO RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

The Audit Committee selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2023. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2022. The members of the Audit Committee and Board believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders. In the course of these reviews, the Audit Committee considers, among other things: external auditor capability, effectiveness and efficiency of audit services, results from periodic management and Audit Committee performance assessments, and appropriateness of fees in the context of audit scope. The Committee also reviews and approves non-audit fees.

Deloitte & Touche LLP representatives are expected to attend the 2022 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the By Laws of the Board of Directors, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may retain Deloitte & Touche LLP or select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2023 is hereby ratified, confirmed, and approved.

74 The Procter & Gamble Company

BOARD PROPOSALS

ITEM 3. PROPOSAL FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

Our executive compensation program pays for performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2021, shareholders approved the compensation paid to the NEOs with a FOR vote of 91.09%.

Our Compensation Discussion & Analysis, which begins on page 29 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

●	Consistent with our pay-for-performance philosophy, more than 85% of our total NEO compensation is tied to Company performance;
●	Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;
●	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;
●	Equity plans prohibit re-pricing and backdating of stock options;
●

Clawback policies allow recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a significant restatement of financial results for any reason or for a violation of certain stock plan provisions;

●	We do not grant time-based equity awards that vest immediately solely on account of a change in control;
●	We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;
●	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and
●	We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

The Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, That the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.

2022 Proxy Statement 75

VOTING AND MEETING INFORMATION

Voting and Meeting Information

In connection with the Company’s 2022 annual meeting of shareholders, which will take place virtually on October 11, 2022, the Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice was mailed to Company shareholders beginning August 26, 2022, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2022 annual meeting of shareholders. We solicit proxies to give shareholders an opportunity to vote on matters that will be presented at the annual meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1.	Who can vote?

You can vote if, as of the close of business on August 12, 2022, you were a shareholder of record of the Company’s:

●	Common Stock;
●	Series A ESOP Convertible Class A Preferred Stock; or
●	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock, including the Series A and Series B ESOP Convertible Class A Preferred Stock, gets one vote. On August 12, 2022, there were issued and outstanding:

●	2,385,499,468 shares of Common Stock;
●	26,905,217 shares of Series A ESOP Convertible Class A Preferred Stock; and
●	50,838,796 shares of Series B ESOP Convertible Class A Preferred Stock.

2.	How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

●	By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website
●	By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling (800) 690-6903 (toll-free) and following the instructions
●

By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card

If you vote by proxy, your shares will be voted at the annual meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If you are a participant in The Procter & Gamble Direct Stock Purchase Plan and/or The Procter & Gamble International Stock Ownership Plan, you can vote the shares of P&G common stock held for your account through any of the proxy voting options set forth above.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”):

If you are a participant in the NA Plans, you are the beneficial owner of the P&G shares allocated to your account and have the right to instruct the respective plan fiduciaries how to vote those shares. Please refer to the materials provided to you by the NA Plans for instructions and relevant deadlines. Unless otherwise

76 The Procter & Gamble Company

VOTING AND MEETING INFORMATION

required by the Employee Retirement Income Security Act of 1974, as amended, or other applicable law, the plan fiduciaries will vote shares of P&G stock as follows: if your properly signed and executed voting instructions are timely received, the plan fiduciaries will vote the shares allocated to your account as you instructed. If you do not provide voting instructions or they are not properly signed and executed or they are not timely received, the plan fiduciaries will vote the shares allocated to your account in direct proportion to the shares of the same class for which the respective plan fiduciaries timely received properly signed and executed voting instructions. The plan fiduciaries also will vote the shares held in trust that have not been allocated to any account in the same manner as shares that are allocated to accounts but for which properly signed and executed voting instructions were not received.

For participants in The Procter & Gamble U.K. 1-4-1 Plan, The Procter & Gamble U.K. Share Investment Scheme and/or The Procter & Gamble Ireland Employee Stock Ownership Plan (the “UK and Ireland Plans”):

If you are a participant in the UK and Ireland Plans, you are the beneficial owner of the P&G shares allocated to your account, and you have the right to instruct the respective plan fiduciaries how to vote those shares. Please refer to the materials provided to you by the UK and Ireland Plans for instructions and relevant deadlines. If you do not vote your shares, the plan fiduciaries will not submit a vote for your shares.

See question 7 for an explanation of the difference between a “beneficial owner” and a “shareholder of record.”

3.	Can I change or revoke my vote after I return my proxy card?

Yes, shareholders of record may change or revoke their proxy at any time before it is exercised at the annual meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Time on Monday, October 10, 2022, or by attending the virtual annual meeting and following the voting instructions provided on the meeting platform. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record (including shares held in the NA Plans or the UK and Ireland Plans) for changing or revoking your proxy. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting, which will replace any previous votes. Participants in the NA Plans and the UK and Ireland Plans will not be able to vote shares held in those plans during the meeting.

4.	Can I vote during the virtual annual meeting instead of voting by proxy?

Yes, shareholders of record may vote during the virtual annual meeting by logging into the meeting website and following the instructions provided on the meeting platform. If you are the beneficial owner of shares held in street name, you should refer to the voting instructions provided by your brokerage firm, bank, or other holder of record. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting. We encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting, even if you plan to attend the virtual annual meeting. Participants in the NA Plans and UK and Ireland Plans must provide timely voting instructions to their respective plan fiduciaries prior to the meeting, as detailed in the materials provided to them by the respective plans.

5.	What are the voting procedures and what vote is required for approval of proposals?

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 11 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for”

2022 Proxy Statement 77

VOTING AND MEETING INFORMATION

shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide after taking into account the recommendation of the G&PR Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

All other proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

6.	Who pays for the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $35,000 plus reasonable expenses. In addition, D.F. King and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning, and tabulating the proxies.

7.	What is the difference between a “shareholder of record” and a “beneficial owner” of shares held in street name?

You are the “shareholder of record” for any P&G shares that you own directly in your name in an account with P&G’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial owner” of shares held in street name if your P&G shares are held in an account with a broker, bank, or other holder of record as custodian on your behalf, including shares held in the NA Plans or the UK and Ireland Plans. The broker, bank, or other holder of record is considered the shareholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your P&G shares.

8.	How do I vote my P&G shares held in street name?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your properly submitted instructions.

9.	Can I attend the annual meeting in person?

This year’s meeting will be held exclusively online, with no option to attend in person. If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/PG2022 and use your 16-digit control number provided in the Notice or proxy card to log into the meeting. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage shareholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the annual meeting’s 12:00 p.m. ET start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/PG2022.

78 The Procter & Gamble Company

VOTING AND MEETING INFORMATION

10.	Will I be able to ask questions and participate in the virtual annual meeting?

Shareholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the annual meeting by asking questions and voting their shares as outlined above.

To submit questions during the meeting, shareholders may log in to the virtual meeting website with their 16-digit control number and either:

●	type the question into the “Ask a Question” field on the meeting platform, provide the required information, and click “Submit,” or
●	call the shareholder question telephone number listed on the meeting platform, provide their 16-digit control number, and enter the queue to ask a question.

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will respond directly to that shareholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting on the meeting platform.

11.	What is the Record Date?

August 12, 2022 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

●	receive notice of the meeting; and
●	vote at the meeting and any adjournments or postponements of the meeting.

12.	How is P&G distributing proxy materials?

On or about August 26, 2022, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 12, 2022, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Those who previously requested printed proxy materials or electronic materials on an ongoing basis will receive those materials as requested.

13.	Why were my proxy materials included in the same envelope as other people at my address?

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote their shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us toll-free at (800) 742-6253 in the U.S. or inform us in writing at: The Procter & Gamble Company Shareholder Services, c/o EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874, or by email at www.shareowneronline.com (select “Email” under the “Contact Us” section). We will promptly deliver a separate copy of the proxy materials in response to any such request.

2022 Proxy Statement 79

VOTING AND MEETING INFORMATION

If, in the future, you do not wish to participate in householding, you should contact us at the above telephone number, address, or email.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

YOUR VOTE IS IMPORTANT

Please vote your proxy promptly so your shares can be represented, even if you plan to attend the virtual annual meeting. You can vote by internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be voted at the annual meeting by 11:59 p.m. Eastern Time on Monday, October 10, 2022.

80 The Procter & Gamble Company

OTHER MATTERS

Other Matters

Specific information on how to file notices, proposals, or recommendations pursuant to applicable SEC rules or the provisions in the Company’s Code of Regulations is noted in the following sections. All notices, proposals, or recommendations should be sent to:

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

2023 Annual Meeting Date and Shareholder Proposals under Rule 14a-8

We anticipate that the 2023 annual meeting of shareholders will be held on Tuesday, October 10, 2023. Pursuant to Rule 14a-8 of the Exchange Act, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 28, 2023.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. For business to be properly brought before an annual meeting by a shareholder, the shareholder must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com. Other than in connection with shareholder proposals pursuant to Rule 14a-8 or the election of Directors (see section entitled “Shareholder Recommendations or Nominations of Director Candidates” below), a shareholder wishing to bring such business before the 2023 annual meeting must provide such notice no earlier than February 13, 2023, and no later than July 13, 2023.

If a shareholder notifies the Company of an intent to present business at the 2023 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Shareholder Recommendations or Nominations of Director Candidates

The G&PR Committee will consider shareholder recommendations for candidates for the Board. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2022, the Company engaged Egon Zehnder to help identify potential candidates for the Board. All nominees for election as Directors who currently serve on the Board are known to the Committee and were recommended by the Committee to the Board as Director nominees. Mr. Subramaniam was recommended to the Committee by the Company’s third-party search firm.

Pursuant to the Company’s Code of Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders without being included in the Company’s proxy statement is required to give written notice to the Secretary of the Company of their intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor

2022 Proxy Statement 81

OTHER MATTERS

more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2022 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2023 annual meeting must provide such notice no earlier than February 13, 2023, and no later than May 24, 2023.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the G&PR Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

In addition, our Code of Regulations permits a shareholder, or a group of up to 20 shareholders, who has owned at least 3% of our outstanding Common Stock for at least 3 years, to nominate and include in our proxy statement candidates for our Board, subject to certain requirements (known as “Proxy Access”). Each eligible shareholder, or group of shareholders, may nominate candidates for Director, up to a limit of the greater of 2 or 20% of the number of Directors on the Board. Any nominee must meet the qualification standards set forth in the Corporate Governance Guidelines, as described above.

Any such Proxy Access notice and nomination materials must be received at the address above not less than 120 days and not more than 150 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2022 annual meeting, an eligible shareholder wishing to nominate a candidate for election to the Board at the 2023 annual meeting pursuant to Proxy Access must provide such notice no earlier than May 14, 2023, and no later than June 13, 2023. Any such notice and accompanying nomination materials must meet the requirements set forth in our Regulations, which are publicly available at www.pg.com.

In addition to satisfying the requirements of the Company’s Code of Regulations, including the earlier notice deadlines set out above and therein, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than August 14, 2023.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 12, 2021, will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

If any matters other than those set forth in the notice should be properly presented for action at the annual meeting, the persons named in the proxy will use their discretion to take such action as they deem to be in harmony with the policies of the Company.

82 The Procter & Gamble Company

EXHIBIT A

EXHIBIT A

Reconciliation of Non-GAAP Financial Measures

In accordance with the SEC’s Regulation G and item 10(e) of Regulation S-K, the following provides definitions of the non-GAAP measures used in this proxy statement and the reconciliation to the most closely related GAAP measure. We believe that the non-GAAP measures provide useful perspective of underlying business trends (i.e. trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors with a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.

The non-GAAP measures provided are as follows:

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe that this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.

Following are the adjustments that are used as applicable to reconcile the non-GAAP earnings measures to the most closely related GAAP measure:

●

Incremental restructuring: The Company has historically had an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 to $500 million before tax. Beginning in fiscal 2012, the Company had a strategic productivity and cost savings initiative that resulted in incremental restructuring charges through fiscal 2020. The adjustment to Core earnings includes only the restructuring costs above the normal recurring level of restructuring costs. Starting in fiscal 2021, the Company has incurred restructuring costs within our historical ongoing level.

●

Early debt extinguishment charges: In fiscal 2021, the Company recorded after-tax charges of $427 million due to the early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.

●

Shave Care Impairment: In fiscal 2019, the Company recognized a one-time, non-cash after-tax charge of $8.0 billion ($8.3 billion before tax) to adjust the carrying value of the Shave Care reporting unit. This was comprised of a before and after-tax impairment charge of $6.8 billion related to goodwill and an after-tax impairment charge of $1.2 billion ($1.6 billion before tax) to reduce the carrying value of the Gillette indefinite-lived intangible assets.

●

Anti-Dilutive Impacts: The Shave Care impairment charges caused preferred shares that are normally dilutive (and hence, normally assumed converted for purposes of determining diluted earnings per share) to be anti-dilutive. Accordingly, for U.S. GAAP, the preferred shares were not assumed to be converted into common shares for diluted earnings per share and the related dividends paid to the preferred shareholders were deducted from net income to calculate the earnings available to common shareholders. As a result of the non-GAAP Shave Care impairment adjustment, these instruments are dilutive for non-GAAP core earnings per share.

●

Gain on Dissolution of the PGT Healthcare Partnership: The Company dissolved our PGT Healthcare partnership, a venture between the Company and Teva Pharmaceuticals Industries, Ltd (Teva) in the OTC consumer healthcare business during the year ended June 30, 2019. The transaction was accounted for as a sale of the Teva portion of the PGT business; the Company recognized an after-tax gain on the dissolution of $353 million.

2022 Proxy Statement A-1

EXHIBIT A

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Constant currency core before-tax operating profit and 3-year compound annual growth rate (CAGR): Constant currency core before-tax operating profit is a measure of the Company’s operating profit adjusted to exclude foreign exchange impact and other items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time. Constant currency core before-tax operating profit 3-year compound annual growth rate (CAGR) is the annualized average rate of growth between the specified years.

Core EPS and 3-year compound annual growth rate (CAGR): Core EPS is a measure of the Company’s diluted net earnings per share adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. The tables below provide a reconciliation of diluted net earnings per share to Core EPS. Core EPS 3-year compound annual growth rate (CAGR) is the annualized average rate of growth between the specified years.

Adjusted free cash flow and 3-year total adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Merck OTC Consumer Healthcare acquisition and the tax payments related to the transitional tax resulting from the U.S. Tax Act. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments. 3-year total adjusted free cash flow is the sum of the adjusted free cash flows over the specified period.

Adjusted free cash flow productivity and 3-year total adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the fiscal 2021 loss on early debt extinguishment. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. The Company’s long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent. 3-year total adjusted free cash flow productivity is the ratio of 3-year adjusted cash flow to 3-year net earnings excluding the specified adjustments.

Organic Sales Growth

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact /Other*	Organic Sales Growth
FY 2021-22	5.3%	1.5%	(0.1)%	6.7%
FY 2020-21	7.3%	(0.9)%	0.0%	6.4%
FY 2019-20	4.8%	1.7%	(0.5)%	6.0%
3 Year Compound Annual Growth Rate				6.4%

*Acquisition & Divestiture Impact/Other includes the impacts of volume and mix due to acquisitions and divestitures rounding impacts necessary to reconcile net sales to organic sales.

A-2 The Procter & Gamble Company

EXHIBIT A

Adjusted Free Cash Flow

(Amounts in millions, unless otherwise noted)

	Operating Cash Flow	Capital Spending	Adjustments to Operating Cash Flow(1)	Adjusted Free Cash Flow
FY 2021-22	$16,723	($3,156)	$225	$13,792
FY 2020-21	18,371	(2,787)	225	15,809
FY 2019-20	17,403	(3,073)	543	14,873
Three Year Total	$52,497	($9,016)	$993	$44,474

(1) Adjustments to Operating Cash Flow relate to tax payments related to the Merck OTC Consumer Healthcare acquisition in fiscal 2020 and for the transitional tax payments resulting from the U.S. Tax Act in fiscal 2022, 2021 and 2020.

Adjusted Free Cash Flow Productivity

(Amounts in millions, unless otherwise noted)

	Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings(1)	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow Productivity
FY 2021-22	$13,792	$14,793	—	$14,793	93%
FY 2020-21	15,809	14,352	427	14,779
FY 2019-20	14,873	13,103	—	13,103
Three Year Total	$44,474	$42,248	$427	$42,675	104%

(1) Adjustments to Net Earnings relate to the loss on early extinguishment of debt in fiscal 2021.

Constant Currency Core Before-Tax Operating Profit 3 Year CAGR

(Amounts in millions, unless otherwise noted)

	FY 2021-22	FY 2020-21	FY 2019-20	FY 2018-19
Before-Tax Operating Profit	$17,813	$17,986	$15,706	$5,487
Incremental Restructuring	—	—	438	403
Shave Care Impairment	—	—	—	8,345
Rounding	—	—	(1)	1
Core Before-Tax Operating Profit	17,813	17,986	16,143	14,236
Currency impact	376	206	481
Constant Currency Core Before-Tax Operating Profit	18,188	18,192	16,624
Percentage change versus the prior period Core Before-Tax Operating Profit	1.1%	12.7%	16.8%
3 Year Compound Annual Growth Rate	10.2%

2022 Proxy Statement A-3

EXHIBIT A

Core EPS

	FY 2021-22	FY 2020-21
Diluted Net Earnings Per Share attributable to P&G	$5.81	$5.50
Early Debt Extinguishment Charges	—	0.16
Core EPS	$5.81	$5.66
Percentage change vs. prior period	2.7%

Note–All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Core EPS 3 Year CAGR

	FY 2021-22	FY 2020-21	FY 2019-20	FY 2018-19
Diluted Net Earnings Per Share attributable to P&G	$5.81	$5.50	$4.96	$1.43
Incremental Restructuring	—	—	0.16	0.13
Early Debt Extinguishment Charges	—	0.16	—	—
Shave Care Impairment	—	—	—	3.03
Anti-Dilutive Impacts	—	—	—	0.06
Gain on Dissolution of PGT Healthcare Partnership	—	—	—	(0.13)
Core EPS	$5.81	$5.66	$5.12	$4.52
3 Year Compound Annual Growth Rate	8.7%

Note–All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

A-4 The Procter & Gamble Company

EXHIBIT B

EXHIBIT B

The Procter & Gamble Company Audit Committee Policies

I. GUIDELINES FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the fourth quarter of each fiscal year outlining the scope of the audit services proposed to be performed during the coming fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee.

B.	The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.

C.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

D.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

E.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Senior Vice President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

2022 Proxy Statement B-1

SHAREOWNER SERVICES

P.O. BOX 64945

ST. PAUL, MN 55164-0945

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 10, 2022 for shares held directly and before 11:59 p.m. Eastern Time on October 6, 2022 for shares held in certain plans. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website.

During The Meeting - Go to www.virtualshareholdermeeting.com/PG2022

You may attend the meeting via the Internet and vote during the meeting, other than for shares held in certain plans. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 10, 2022 for shares held directly and before 11:59 p.m. Eastern Time on October 6, 2022 for shares held in certain plans. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided, or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D90238-P78893 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

 THE PROCTER & GAMBLE COMPANY

     Vote on Directors

     The Board of Directors recommends a vote FOR the following action:

1.	ELECTION OF DIRECTORS
		For	Against	Abstain
Nominees:

	1a. B. Marc Allen	☐	☐	☐

	1b. Angela F. Braly	☐	☐	☐

	1c. Amy L. Chang	☐	☐	☐

	1d. Joseph Jimenez	☐	☐	☐

	1e. Christopher Kempczinski	☐	☐	☐

	1f. Debra L. Lee	☐	☐	☐

	1g. Terry J. Lundgren	☐	☐	☐

	1h. Christine M. McCarthy	☐	☐	☐

	1i. Jon R. Moeller	☐	☐	☐

	1j. Rajesh Subramaniam	☐	☐	☐

	1k Patricia A. Woertz	☐	☐	☐

Vote on Proposals

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2.	Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

3.	Advisory Vote to Approve the Company’s Executive Compensation (the “Say on Pay” vote)	☐	☐	☐

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

This is notice of the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 11, 2022, at 12:00 p.m. at www.virtualshareholdermeeting.com/PG2022.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card, which is located on the reverse side of this notice.

How to Attend the Virtual Annual Meeting: This year’s annual meeting of shareholders will be a virtual meeting, held exclusively via live audio webcast at www.virtualshareholdermeeting.com/PG2022. You will not be able to attend in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

D90239-P78893

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders – Tuesday, October 11, 2022

With respect to any shares of Common Stock held by the undersigned directly or via the Company’s Direct Stock Purchase Plan, the undersigned hereby appoints Angela F. Braly, Joseph Jimenez and Jon R. Moeller (the “Proxy Committee”), and each of them, as proxies to attend the annual meeting of shareholders of the Company to be held online on Tuesday, October 11, 2022, at 12:00 p.m. at www.virtualshareholdermeeting.com/PG2022 and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, and FOR the recommendations of the Board of Directors on items 2 and 3.

With respect to any shares of Common Stock, Series A ESOP Convertible Class A Preferred Stock, and Series B ESOP Convertible Class A Preferred Stock that are allocated to an account for you as a participant in any of the following plans – The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan, and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”), the undersigned hereby instructs the respective plan fiduciaries to vote such shares as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. The shares of Stock will be voted as follows, unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended. The respective plan fiduciaries will vote the shares of Stock allocated to your accounts in the respective NA Plans as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and any shareholder proposals listed. If the Company’s proxy tabulator does not timely receive your votes or your votes are not properly signed and executed, the respective plan fiduciaries will vote the shares of Stock allocated to your accounts in the respective NA Plans in direct proportion to the voting of the shares of the same Class of Stock with respect to each plan for which the Company’s proxy tabulator timely received properly signed and executed voting instructions. For the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, the plan fiduciaries also will vote shares of Stock that are not allocated to any accounts in the same manner as shares of Stock for which the Company’s proxy tabulator did not timely receive properly signed and executed voting instructions.

If other matters properly come before the meeting, the Proxy Committee in its discretion will vote all shares of Stock with respect to such matters.

This proxy/voting instruction card is solicited jointly by the Board of Directors of the Company and the respective plan fiduciaries identified above and pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on Monday, October 10, 2022, for shares of Common Stock held directly by you or via the Company’s Direct Stock Purchase Plan to be voted by the Proxy Committee and by 11:59 p.m. ET on Thursday, October 6, 2022 for shares of Company Stock allocated to your accounts in the respective NA Plans to be voted by the respective plan fiduciaries. Broadridge will report separately to the Proxy Committee and to the respective plan fiduciaries as to proxies received and voting instructions provided, respectively. Individual proxy and voting instructions will be kept confidential by Broadridge and not provided to the Company.